Exhibit 20.1

KPMG LLP
Chartered Professional Accountants
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Telephone (604) 691-3000
Fax (604) 691-3031
www.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Mogo Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Mogo Inc. (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for each of the years in the three-year
period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and its financial performance and its cash flows for each of the years in the three-year
period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2019.

Vancouver, Canada
March 23, 2023

© 2022 KPMG LLP, an Ontario limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.

Mogo Inc.
Consolidated Statements of Financial Position
(Expressed in thousands of Canadian Dollars)

	Note	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalent		29,268	67,762
Restricted cash		1,578	1,446
Digital assets	6	—	1,718
Loans receivable, net	4	56,841	55,832
Prepaid expenses, and other receivables and assets	5	12,391	10,302
Investment portfolio	7,25	12,520	18,088
Investment accounted for using the equity method	19	24,989	103,821
Property and equipment	8	1,101	1,186
Right-of-use assets	10	2,622	3,430
Intangible assets	9	41,829	52,304
Derivative financial assets	20	—	7,866
Goodwill	24	38,355	70,112

Total assets		221,494	393,867

Liabilities
Accounts payable, accruals and other	11	20,982	20,783
Lease liabilities	10	3,280	3,948
Credit facility	12	46,180	44,983
Debentures	13	38,266	39,794
Derivative financial liabilities	14	419	12,688
Deferred tax liability	21	1,481	1,894

Total liabilities		110,608	124,090

Equity
Share capital	27a	391,243	392,628
Contributed surplus		33,025	24,486
Revaluation reserve	6	—	468
Foreign currency translation reserve		559	458
Deficit		(313,941)	(148,263)

Total equity		110,886	269,777

Total equity and liabilities		221,494	393,867

Approved on Behalf of the Board
Signed by “Greg Feller”

, Director
Signed by “Christopher Payne”

, Director
The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Expressed in thousands of Canadian Dollars, except per share amounts)

		Year ended
	Note	December 31, 2022	December 31, 2021	December 31, 2020
Revenue
Subscription and services		41,741	34,408	19,114
Interest revenue		27,208	23,111	25,131

	15a	68,949	57,519	44,245

Cost of revenue
Provision for loan losses, net of recoveries	4	14,730	7,540	8,334
Transaction costs		7,979	3,940	414

		22,709	11,480	8,748

Gross profit		46,240	46,039	35,497

Operating expenses
Technology and development		12,973	10,667	5,134
Marketing		11,208	15,629	4,137
Customer service and operations		14,089	13,214	6,179
General and administration		20,197	17,642	8,453
Stock-based compensation	27c	8,712	11,683	2,041
Depreciation and amortization	8,9,10	12,636	12,736	8,414

Total operating expenses	16	79,815	81,571	34,358

Loss from operations		(33,575)	(35,532)	1,139

Other expenses (income)
Credit facility interest expense	12	4,640	4,109	6,194
Debenture and other financing expense	13,28	2,111	3,841	6,170
Accretion related to debentures and convertible debentures	13	1,249	1,252	963
Share of loss in investment accounted for using the equity method	19	20,569	278	—
Revaluation loss (gain)	17	3,489	(15,671)	2,426
Impairment of investment accounted for using the equity method	19	58,263	—	—
Impairment of goodwill	24	31,758	—	—
Other non-operating expense (income)	18	10,360	4,100	(1,169)

		132,439	(2,091)	14,584

Net loss before tax		(166,014)	(33,441)	(13,445)

Income tax recovery		(336)	(232)	—

Net loss		(165,678)	(33,209)	(13,445)

Other comprehensive income:
Items that will not be reclassified subsequently to profit or loss:
Unrealized revaluation (loss) gain on digital assets	6	(468)	468	—
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency transaction reserve gain		101	458	—

Other comprehensive (loss) income		(367)	926	—

Total comprehensive loss		(166,045)	(32,283)	(13,445)

Net loss per share	22
Basic loss per share		(2.17)	(0.53)	(0.47)
Diluted loss per share		(2.17)	(0.53)	(0.47)
Weighted average number of basic common shares (in 000s)		76,326	63,005	28,873
Weighted average number of fully diluted common shares (in 000s)		76,326	63,005	28,873

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.
Consolidated Statements of Changes in Equity (Deficit)
(Expressed in thousands of Canadian Dollars, except share amounts)

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2021	76,391	392,628	24,486	468	458	(148,263)	269,777
Net loss	—	—	—	—	—	(165,678)	(165,678)
Purchase of common shares for cancellation (Note 27a)	(1,800)	(1,627)	—	—	—	—	(1,627)
Cancellation of replacement awards	(3)	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	101	—	101
Revaluation reserve (Note 6)	—	—	—	(468)	—	—	(468)
Stock-based compensation (Note 27c)	—	—	8,712	—	—	—	8,712
Options and restricted share units (“RSUs”) exercised or converted	87	242	(173)	—	—	—	69

Balance, December 31, 2022	74,675	391,243	33,025	—	559	(313,941)	110,886

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2020	32,731	106,730	13,560	—	—	(115,054)	5,236
Net loss	—	—	—	—	—	(33,209)	(33,209)
Treasury shares reserve (Note 27b)	(321)	(2,364)	—	—	—	—	(2,364)
Foreign currency translation reserve	—	—	—	—	458	—	458
Revaluation reserve (Note 6)	—	—	—	468	—	—	468
Stock-based compensation (Note 27c & Note 27e)	—	—	11,683	—	—	—	11,683
Options and RSUs exercised or converted	841	2,674	(1,140)	—	—	—	1,534
Shares issued – ATM arrangement, net	1,525	16,804	—	—	—	—	16,804
Shares issued – Registered direct offerings	11,458	71,475	777	—	—	—	72,252
Shares issued on acquisition of Carta	10,000	54,800	—	—	—	—	54,800
Shares issued on acquisition of Moka	4,634	47,207	—	—	—	—	47,207
Shares issued – Replacement awards	366	—	—	—	—	—	—
Shares issued on acquisition of Fortification	75	396	—	—	—	—	396
Shares issued on investment accounted for using the equity method	8,267	77,780	—	—	—	—	77,780
Shares issued – Convertible debentures	3,179	8,783	—	—	—	—	8,783
Equity settled share-based payment	18	164	—	—	—	—	164
Warrants issued for broker services (Note 27e)	—	—	1,410	—	—	—	1,410
Warrants exercised (Note 27e)	3,618	8,179	(1,804)	—	—	—	6,375

Balance, December 31, 2021	76,391	392,628	24,486	468	458	(148,263)	269,777

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2019	27,558	94,500	8,861	—	—	(101,609)	1,752
Net loss	—	—	—	—	—	(13,445)	(13,445)
Stock-based compensation (Note 27c & Note 27e)	—	—	2,041	—	—	—	2,041
Options and RSUs exercised or converted	335	1,112	(556)	—	—	—	556
Shares issued – Debentures	776	1,410	—	—	—	—	1,410
Equity portion – Convertible debentures	—	—	617	—	—	—	617
Shares issued – Convertible debentures	2,155	4,983	—	—	—	—	4,983
Shares issued – Partial settlement of credit facility	307	1,000	—	—	—	—	1,000
Shares issued to settle debt	610	939	—	—	—	—	939
Warrants issued (Note 27e)	—	—	3,372	—	—	—	3,372
Conversion of warrants (Note 27e)	990	2,786	(775)	—	—	—	2,011

Balance, December 31, 2020	32,731	106,730	13,560	—	—	(115,054)	5,236

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.
Consolidated Statements of Cash Flows
(Expressed in thousands of Canadian Dollars)

		Year ended
Cash provided by (used in) the following activities:	Note	December 31, 2022	December 31, 2021	December 31, 2020
Operating activities

Net loss		(165,678)	(33,209)	(13,445)
Items not affecting cash and other items :
Depreciation and amortization	8,9,10	12,636	12,736	8,414
Provision for loan losses	4	15,383	8,476	9,451
Credit facility interest expense	12	4,640	4,109	6,194
Debenture and other financing expense	13,28	2,111	3,841	6,170
Accretion related to debentures and convertible debentures	13	1,249	1,252	963
Share of loss in investment accounted for using the equity method	19	20,569	278	—
Stock-based compensation expense	27c	8,712	11,683	2,041
Revaluation loss (gain)	17	3,489	(15,671)	2,426
Impairment of investment using the equity method	19	58,263	—	—
Impairment of goodwill	24	31,758	—	—
Other non-operating expense (income)		7,509	1,954	(606)
Income tax recovery		(336)	(285)	—

		305	(4,836)	21,608
Changes in:
Net issuance of loans receivable		(16,392)	(17,081)	2,080
Proceeds from sale of loan book		—	—	31,572
Prepaid expenses, and other receivables and assets	5	(2,003)	(2,537)	513
Accounts payable, accruals and other	11	(805)	2,784	(3,328)
Restricted cash		(132)	(1,446)	—

Cash (used in) provided by operating activities		(19,027)	(23,116)	52,445
Interest paid		(7,906)	(7,974)	(8,640)
Income taxes paid		(76)	—	—

Net cash (used in) provided by operating activities		(27,009)	(31,090)	43,805

Investing activities
Investment in intangible assets	9	(7,482)	(7,503)	(4,796)
Cash invested in investment portfolio	7,25	(1,837)	(3,698)	(150)
Proceeds from sale of (investment in) digital assets	6	625	(1,250)	—
Proceeds from sale of investments		—	4,878	—
Purchases of property and equipment	8	(455)	(464)	(23)
Cash invested in investment using the equity method		—	(32,396)	—
Cash acquired upon acquisition of subsidiary		—	839	—

Net cash used in investing activities		(9,149)	(39,594)	(4,969)

Financing activities
Lease liabilities – principal payments	10	(668)	(660)	(444)
Repayments on debentures	13	(2,050)	(2,053)	(399)
Net advances ( repayments) on credit facility	12	1,197	7,339	(38,859)
Proceeds from issuance of common shares, net		—	113,329	—
Repurchase of common shares	27a	(1,627)	—	—
Proceeds from exercise of warrants		—	6,375	2,011
Proceeds from exercise of options		69	1,534	557

Net cash (used in) provided by financing activities		(3,079)	125,864	(37,134)

Effect of exchange rate fluctuations on cash and cash equivalents		743	463	—

Net (decrease) increase in cash and cash equivalent		(38,494)	55,643	1,702

Cash and cash equivalent, beginning of period		67,762	12,119	10,417

Cash and cash equivalent, end of period		29,268	67,762	12,119

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

1.	Nature of operations
Mogo Inc. (“Mogo” or the “Company”) was continued under the Business Corporations Act (British Columbia) on June 21, 2019 in connection with the combination with Mogo Finance Technology Inc. The address of the Company’s registered office is Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8. The Company’s common shares (the “Common Shares”) are listed on the Toronto Stock Exchange (“TSX”) and the Nasdaq Capital Market under the symbol “MOGO”.
Mogo, one of Canada’s leading digital finance companies, is empowering its members with simple digital solutions to help them build wealth and achieve financial freedom. Mogo’s stock trading app, MogoTrade, offers Canadians the simplest and lowest cost way to invest while making a positive impact with every investment. Together with Moka, Mogo’s wholly-owned subsidiary bringing automated, fully-managed flat-fee investing to Canadians, they form the heart of Mogo’s digital wealth platform. Mogo also offers digital loans and mortgages. Through Mogo’s wholly-owned subsidiary, Carta Worldwide, we also offer a digital payments platform that powers next-generation card programs for both established global corporations and innovative fintech companies in Europe and Canada. To learn more, please visit mogo.ca or download the mobile app (iOS or Android).

2.	Basis of presentation
Statement of compliance
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The policies applied in these consolidated financial statements were based on IFRS issued and applicable at December 31, 2022.
The Company presents its consolidated statements of financial position on a non-classified
basis in order of liquidity.
These consolidated financial statements were authorized by the Board of Directors (the “Board”) to be issued on March 2
3
, 2023.
These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due in the normal course.
Management routinely plans future activities which includes forecasting future cash flows. Management has reviewed their plan and has collectively formed a judgment that the Company has adequate resources to continue as a going concern for the foreseeable future, which management has defined as being at least the next 12 months. In arriving at this judgment, management has considered the following: (i) cash flow projections of the Company, which incorporates a rolling forecast and detailed cash flow modeling through the next 12 months from the date of these consolidated financial statements, and (ii) the base of investors and debt lenders historically available to the Company. The expected cash flows have been modeled based on anticipated revenue and profit streams with debt programmed into the model. Refer to Notes 12, 13, and 26 for details on amounts that may come due in the next 12 months.
For these reasons, the Company continues to adopt a going concern basis in preparing the consolidated financial statements.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

2.	Basis of presentation (Continued from previous page)

Basis of consolidation
The Company has consolidated the assets, liabilities, revenues and expenses of all its subsidiaries and its structured entity. The consolidated financial statements include the accounts of the Company, and its direct and indirect wholly-owned subsidiaries, Mogo Finance Technology Inc., Mogo Financial (Alberta) Inc., Mogo Financial (B.C.) Inc., Mogo Financial Inc., Mogo Financial (Ontario) Inc., Mogo Mortgage Technology Inc., Hornby Loan Brokers (Ottawa) Inc., Hornby Leasing Inc., Mogo Technology Inc. (a US subsidiary), Mogo Blockchain Technology Inc., Mogo Wallet Inc. (formerly Mogo Wealth Technology Inc.), Thurlow Management Inc., Thurlow Capital (Alberta) Inc., Thurlow Capital (B.C.) Inc., Thurlow Capital (Manitoba) Inc., Thurlow Capital (Ontario) Inc., Thurlow Capital (Ottawa) Inc., Carta Solutions Holding Corp., Carta Solutions Processing Services (Cyprus) Ltd., Carta Financial Services Ltd. (a UK subsidiary), Carta Solutions Processing Services Corp., Carta Solutions Processing Services Corp. (a Morocco subsidiary), Carta Solutions Singapore PTE. Ltd. (a Singapore subsidiary), Carta Worldwide Inc., Carta Americas Inc. (a US subsidiary), Moka Financial Technologies Inc., Moka Financial Technologies Europe (a France subsidiary), Mogo Asset Management Inc. (formerly Tactex Asset Management Inc.), Tactex Advisors Inc. (a US subsidiary), NumberJacks Services Inc., and MogoTrade Inc. (formerly known as Fortification). The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies.
Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.
An entity is consolidated if the Company concludes that it controls the entity. The following circumstances may indicate a relationship in which, in substance, Mogo controls and therefore consolidates the entity:

●	The Company has power over the entity whereby the Company has the ability to direct the relevant activities (i.e., the activities that affect the entity’s returns);

●	The Company is exposed, or has rights, to variable returns from its involvement with the entity; and

●	The Company has the ability to use its power over the entity to affect the amount of the entity’s returns.
All
inter-company
balances, income and expenses and unrealized gains and losses resulting from inter-company
transactions are eliminated in full.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies

a)	Revenue recognition
Revenue is comprised of subscription and services revenue and interest revenue.
Subscription and services revenue
Subscription and services revenue is comprised of service revenue, trading revenue, transaction processing revenue, management fee revenue, commission revenue and brokerage revenue. Subscription and services revenue is measured based on the consideration specified in a contract with customers. The Company recognizes revenue when control of the services is transferred to the customer.
Service revenue
The Company earns service revenue through its subscription-based offerings including saving and investing products, identity fraud protection, loan protection services, and premium account services. The Company’s service revenues are derived from contracts with individual users. The Company recognizes service revenue from the performance obligations on a straight-line basis, over the length of the contract, on a monthly basis. The Company also earns service revenue through MogoCard interchange revenue and other fees that are mainly driven by transactional volume and are recognized when the transaction occurs.
Transaction processing revenue
The Company’s transaction processing revenue is derived from long-term processing contracts with financial and non-financial
institutions. Transaction processing revenue is generated primarily from fees charged to set up a customer on the Company’s processing platform and processing charges, including maintenance fees on cards on the Company’s processing platform, determined by the number of transactions processed and/or cards boarded by the Company for its customers.
Transaction processing revenue typically includes a performance obligation to provide processing services to its customers. The Company has determined that transaction processing services represent a stand-ready series of distinct daily services that are substantially the same, with the same pattern of service performed for the customer. As a result, the Company has determined that transaction processing revenue arrangements represent an individual performance obligation.
The Company recognizes

set-up

fees with a portion recognized upon customer acceptance and the remaining portion over the contract period, on a straight-line basis, commencing when services to set up a customer have been completed. The Company recognizes transaction processing charges, including maintenance fees, on a monthly basis based on the greater of the monthly minimum contracted revenue or the total actual transaction fees due based on the number of transactions processed.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

a)	Revenue recognition (Continued from previous page)

Management fee revenue
Revenue from management services consists of management fees earned through investment advisory services and from investment fund management. The Company recognizes management fee revenue as the management services are delivered.
Commission revenue
Commission revenue is comprised of MogoMortgage brokerage commissions and Exempt Market Dealer commission revenue. The Company earns a commission based on the rate set out within the agreement and is recognized upon completion of the services outlined in the agreement.
Brokerage revenue
Brokerage revenue arising from negotiating or participating in the negotiation of a transaction on behalf of a third party, such as an agreement to acquire shares or other securities or to buy or sell businesses, is recognized at the closing of the underlying transaction. Fee revenue or components thereof that are related to execution are recognized when the related criteria are met.
Interest revenue
Interest revenue represents interest on our loan products. Interest is recognized on an effective interest basis during the period, and fees are recognized when assessed to the customer. Refer Note 4 for more details.

b)	Cost of revenue
Cost of revenue consists of provision for loan losses and transaction costs. Transaction costs are commissions and fees paid to third parties and expenses that relate directly to the acquisition and processing of new customers (excluding marketing) and include expenses such as data aggregation costs, payment facilitation costs, credit scoring fees, loan system transaction fees, and certain fees related to the MogoCard and MogoProtect programs.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

c)	Financial instruments
Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statements of operations and comprehensive income (loss).
Classification and measurement of financial assets and financial liabilities
At initial recognition, the Company measures a financial asset at its fair value. For financial assets not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset, are added to its initial carrying value. Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss. Financial liabilities are recognized initially at fair value and are classified as amortized cost or as fair value through profit or loss (“FVTPL”). A financial liability is classified as at FVTPL if it is classified as held-for
trading, it is a derivative or it is designated as such on initial recognition.
The Company classifies its financial assets between those to be measured subsequently at fair value (either through other comprehensive income, or through profit or loss), and those to be measured at amortized cost. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.
A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

●	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
A debt investment is measured at fair value through other comprehensive income (“FVOCI”) if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL.
Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense is recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

c)	Financial instruments (Continued from previous page)

The Company’s financial instruments measured at amortized cost include cash and cash equivalent, restricted cash, loans receivable, other receivables, accounts payable and accruals, client liabilities, lease liabilities, credit facility, and debentures.
The Company’s financial instruments measured at FVTPL include the investment portfolio, derivative financial assets and derivative financial liabilities.
Realized gains or losses on the disposal of investments are determined based on the weighted average cost. Unrealized gains or losses on investments and derivative instruments are determined based on the change in fair value at each reporting period.
Impairment of financial assets
Expected credit loss model
The expected credit loss (“ECL”) model is a three-stage impairment approach used to measure the allowance for loan losses on loans receivable at each reporting period date. Loans are classified under one of three stages based on changes in credit quality since initial recognition. Stage 1 loans consist of performing loans that have not had a significant increase in credit risk since initial recognition. Loans that have experienced a significant increase in credit risk since initial recognition are classified as Stage 2, and loans considered to be credit-impaired are classified as Stage 3. The Company routinely refinances its existing customers, and accordingly, does not consider a refinancing to be an indicator of increased credit risk. The allowance for loan losses on both Stage 2 and Stage 3 loans is measured at lifetime ECLs. The allowance for loan losses on Stage 1 loans is measured at an amount equal to

12-month

ECLs, representing the portion of lifetime ECLs expected to result from default events possible within 12 months of the reporting date. The Company’s measurement of ECLs is impacted by forward looking indicators (“FLIs”) including the consideration of forward macroeconomic conditions. Management has applied a probability weighted approach to the measurement of ECL as at December 31, 2022, involving multiple scenarios and FLIs. Refer to Note 4 for more details.
Assessment of significant increase in credit risk
Significant increases in credit risk are assessed based on changes in probability of default of loans receivable subsequent to initial recognition. The Company uses past due information to determine whether credit risk has increased significantly since initial recognition. Loans receivable are considered to have experienced a significant increase in credit risk and are reclassified to Stage 2 if a contractual payment is more than 30 days past due as at the reporting date.
The Company defines default as the earlier of when a contractual loan payment is more than 90 days past due or when a loan becomes insolvent as a result of customer bankruptcy. Loans that have experienced a default event are considered to be credit-impaired and are reclassified as Stage 3 loans.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

c)	Financial instruments (Continued from previous page)

Measurement of expected credit losses
ECLs are measured as the calculated expected value of cash shortfalls over the remaining life of a loan receivable, using a probability-weighted approach that reflects reasonable and supportable information about historical loss rates, post-charge off recoveries, current conditions and forward-looking indicators such as unemployment rates, inflation rates, bank prime rates and GDP growth rates. The measurement of ECLs primarily involves using this information to determine both the expected probability of a default event occurring and expected losses resulting from such default events. Loans are grouped according to product type, customer tenure and aging for the purpose of assessing ECLs. Historical loss rates and probability weights are re-assessed
quarterly and subject to management review.

d)	Property and equipment
All property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items of property and equipment.
All assets having limited useful lives are depreciated using the declining balance method at rates intended to depreciate the cost of assets over their estimated useful lives except leasehold improvements, which are depreciated straight line over the term of lease.
The depreciation rate for each class of asset during the current and comparative period are as follows:

Rate
Computer equipment	30%
Furniture and fixtures	20%
Leasehold improvements	Term of lease
The useful lives of items of property and equipment are reviewed periodically, and the useful life is altered if estimates have changed significantly.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

e)	Intangible assets
Intangible assets, with the exception of digital assets, are measured at cost less accumulated amortization and impairment losses. Intangible assets include internally generated and acquired software, acquired technology assets, regulatory licenses, and customer relationships with finite useful lives. Acquired brand and trade names are considered to have indefinite useful lives. Internally generated software costs primarily consist of salaries and payroll-related costs for employees directly involved in the development efforts and fees paid to outside consultants.
Amortization is recorded at rates intended to amortize the cost of the intangible assets over their estimated useful lives as follows:

Rate
Software - Internally generated	5 years straight line
Software licenses	5 years straight line
Technology assets - Acquired	10 years straight line
Customer relationships	7 to 10 years straight line
Regulatory licenses	5 years straight line
Brand and trade name	Indefinite
Development costs, including those related to the development of software, are recognized as an intangible asset when the Company can demonstrate:

●	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

●	its intention to complete and its ability to use or sell the asset;

●	how the asset will generate future economic benefits;

●	the availability of resources to complete the asset; and

●	the ability to measure reliably the expenditure during development.
Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. During the period of development, the asset is tested for impairment annually.

f)	Goodwill
Goodwill represents the future economic benefits arising from a business combination that are not individually identified and separately recognized. Goodwill is measured at cost less accumulated impairment losses. Goodwill is tested for impairment annually.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

g)	Impairment of non-financial assets
At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating
units (“CGUs”) to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.
For impairment testing purposes, the Company is determined to be two CGUs as follows:

●	Carta; and

●	Remaining Mogo related entities.
Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.
The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax
discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statements of operations and comprehensive income (loss).
Other than for goodwill, where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior years. A reversal of an impairment loss is recognized in the consolidated statements of operations and comprehensive income (loss).

h)	Digital assets
Digital assets represent investments in cryptocurrencies held by the Company that are classified as indefinite life intangible assets. The Company has ownership and control over its digital assets and uses third-party custodial services to secure them. The Company has concluded that digital assets are traded in an active market where there are observable prices and digital assets are measured under the revaluation model at fair value at the revaluation date less any accumulated impairment loss.
Acquisitions of digital assets are recognized at cost and are remeasured to fair value at the end of the period by reference to active markets. The Company determines the fair value of our digital assets in accordance with IFRS 13
Fair Value Measurement
(“IFRS 13”) using quoted prices on the active exchanges for digital assets (Level 1 inputs). Digital assets are remeasured to fair value on this basis at each reporting date.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

h)	Digital assets (Continued from previous page)

Fair value increases are recognized in other comprehensive income and recorded to a revaluation reserve, except to the extent that the increase reverses a previous revaluation decrease on the same asset recognized in net loss, in which case a gain up to the amount of the loss previously charged to net loss is recognized in net profit. Fair value decreases are recognized in other comprehensive loss to the degree that these reduce any accumulated revaluation reserve, with any decrease in excess of the revaluation reserve recognized in net loss.

i)	Foreign currency translation
The consolidated financial statements are presented in Canadian dollars. The functional currency of each subsidiary is determined based on the currency of the primary economic environment in which that subsidiary operates. Transactions in foreign currencies are initially recorded in the respective functional currencies at the rate prevailing at the date of the transaction. Monetary items are translated into the functional currency at the exchange rate in effect as at the date of the statement financial position and non-monetary

items are translated as at the rate of exchange in effect when the assets were acquired or the obligation was incurred. Revenue and expenses are translated into Canadian dollars using average monthly exchange rates. Foreign exchange gains or losses are recorded to revaluation loss (gain) in the consolidated statements of operations and comprehensive income (loss). The functional currency of each subsidiary that is not in Canadian dollars is as follows: Carta Financial Services Ltd. (GBP), Carta Solutions Processing Services Cyprus Ltd. (EUR), Carta Solutions Processing Services Corp. (MAD), Carta Solutions Singapore PTE. Ltd. (SGD), Carta Americas Inc. (USD), Moka Financial Technologies Europe (EUR), Mogo Asset Management Inc. (EUR), and Tactex Advisors Inc. (USD).

j)	Foreign operations
The assets and liabilities of foreign operations are translated to the presentation currency using exchange rates at the reporting date. The revenue and expenses of foreign operations are translated to the presentation currency using exchange rates at the dates of the transactions. Foreign currency differences are recognized in other comprehensive income.

k)	Provisions
Provisions are recognized when the Company has a present legal or constructive obligation that is the result of a past event, when it is probable that the Company will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made. If the effect of the time value of money is material, provisions are discounted using a current pre-tax
rate that reflects the risk specific to the obligation.

l)	Income taxes
Income tax expense is comprised of current and deferred tax. Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.
Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.
Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

m)	Sales tax
Revenue, expenses and assets are recognized net of the amount of sales tax except where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable. The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of amounts receivable or accounts payable and accrued liabilities in the consolidated statements of financial position.

n)	Share-based payments
The Company measures equity settled stock options granted to directors, officers, employees and consultants based on their fair value at the grant date and recognizes compensation expense over the vesting period. Measurement inputs include the Company’s share price on the measurement date, the exercise price of the option or warrant, the expected volatility of the Company’s shares, the expected life of the options or warrants, and the risk-free rate of return. Dividends are not factored in as the Company does not expect to pay dividends in the foreseeable future. Expected forfeitures are estimated at the date of grant and subsequently adjusted if further information indicates actual forfeitures may vary from the original estimate.
For each restricted share unit granted to directors, officers and employees, compensation expense is recognized equal to the market value of one common share at the date of grant based on the number of RSUs expected to vest, recognized over the term of the vesting period, with a corresponding credit to contributed surplus.
Share-based payment arrangements with
non-employees
in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payments transactions. The share-based payments are measured based on the fair value of the goods or services received if the fair value can be reliably measured. Otherwise, the share-based payments are measured based on the fair value of the share-based awards using the expected life, risk free interest rate, volatility, exercise price, and fair value of the underlying equity instrument at the time the goods or services are received.

o)	Earnings per share
The computation of earnings per share is based on the weighted average number of shares outstanding during the period. Diluted earnings per share are computed in a similar way to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares assuming the exercise of share options or warrants, if dilutive.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

p)	Business combinations
The Company uses the acquisition method of accounting for its business combinations. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any gain on purchase is recognized in the consolidated statements of operations and comprehensive income (loss). Transaction cost are expenses as incurred, except if related to the issue of debt or equity securities. The consideration transferred does not include amounts related to the settlement of pre-existing
relationship. Such amounts are generally recognized in the consolidated statements of operations and comprehensive income (loss).
If share-based payment awards are required to be exchanged for awards held by acquiree’s employees (“replacement awards”), then all or a portion of the amount of the acquirer’s replacement awards is included in measuring the consideration transferred in the business combination. This determination is based on the market-based measure of the replacement awards compared with the market-based measure of the acquiree’s awards and the extent to which the replacement awards related to pre-acquisition
services.

q)	Investment in associate
An associate is an entity over which the Company has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.
The Company’s investment in its associate is accounted for using the equity method. Under the equity method, the investment in an associate is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company’s share of the profit or loss and other comprehensive income of the associate since the acquisition date. Goodwill relating to the associate is included in the carrying amount of the investment and is not tested for impairment separately.
The consolidated statements of operations and comprehensive income (loss) reflects the Company’s share of the results of operations of the associate. Unrealized gains and losses resulting from transactions between the Company and the associate are eliminated to the extent of the interest in the associate.
The aggregate of the Company’s share of an associate’s profit or loss after tax is shown on the face of the consolidated statements of operations and comprehensive income (loss) as a separate line item. The financial statements of the associate are prepared for the same reporting period as the Company. When necessary, adjustments are made to bring the accounting policies in line with those of the Company. After application of the equity method, the Company determines whether it is necessary to recognize an impairment loss on its investment in its associate. At each reporting date, the Company determines whether there is objective evidence that the investment in the associate is impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value, and then recognizes the loss within its share of profit or loss of an associate in the consolidated statements of operations and comprehensive income (loss).

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

r)	Cash and cash equivalent
Cash and cash equivalent in the consolidated statements of financial position and cash flows is comprised of cash held at banks, cash held on hand and short-term highly liquid deposits with an original maturity of three months or less that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.

s)	Leases
Right-of-use
assets
Right-of-use
assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any re-measurement
of lease liabilities. The cost of
right-of-use
assets includes the amount of lease liabilities recognized, initial direct cost incurred, and lease payments made at or before the commencement date less any lease incentives received. The right-of-use
assets are depreciated on a straight-line basis over the lease term.
Right-of-use
assets are subject to an evaluation of impairment if any indicators of impairment are noted.
Lease liabilities
The Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payment includes fixed payments (including in-substance
fixed payments). Variable payments other than those that depend on an index or a rate are recorded in general and administration expenses as incurred.
In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is re-measured
if there is a modification, a change in the lease term or a change in the in-substance
fixed lease payments.
Short-term leases and leases of
low-value
assets
The Company applies the short-term lease recognition exemption to its short-term leases of properties (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value
assets recognition exemption to leases of office equipment that are considered of low value (i.e., below $5,000). Lease payments on short-term leases and leases of low-value
assets are recognized as expenses in the period incurred.

t)	Government assistance
Government assistance is recognized when there is reasonable assurance that it will be received and all related conditions will be complied with. When government assistance relates to an expense item, it is recognized as revenue over the period necessary to match the government assistance in a systematic basis to the costs that is intended to subsidize.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

u)	Significant accounting judgements, estimates and assumptions
The preparation of the consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and the reported amount of revenues and expenses during the year. Actual results may differ from these estimates. Estimates, assumptions, and judgments are reviewed on an ongoing basis. Revisions to accounting estimates are recognized on a prospective basis beginning from the period in which they are revised.
Significant accounting judgements
The following are the critical judgements, apart from those involving estimations that have been made in the process of applying the Company’s acc ounting policies, which have the most significant effect on the amounts recognized in the consolidated financial statements.
Expected credit losses
In applying its accounting policy for the expected credit loss model, the Company applies judgment in defining significant increase in defaults, and its write-offs policy. Refer to Note 4 for further details.
Significant accounting estimates and assumptions
These estimates and assumptions are based on management’s historical experience, best knowledge of current events, conditions and actions that the Company may undertake in the future and other factors that management believes are reasonable under the circumstances.
These estimates and assumptions are reviewed periodically, and the effect of a change in accounting estimate or assumption is recognized prospectively by including it in the consolidated statements of operations and comprehensive income (loss) in the period of the change and in any future periods affected.
The areas where estimates and assumptions have the most significant effect on the amounts recognized in the consolidated financial statements include the following:

(i)	Allowance for loan losses
The provision for loan losses consists of amounts charged to the consolidated statements of operations and comprehensive income (loss) during the period to maintain an adequate allowance for loan losses. Our allowance for loan losses represents our estimate of the expected credit losses expected from our existing loan portfolio and is based on a variety of factors, including the composition and quality of the portfolio, loan-specific information gathered through our collection efforts, delinquency levels, our historical charge-off

and loss experience, our expectations of future loan performance, and general forward-looking macroeconomic conditions. The methodology and assumptions used in setting the loan loss allowance are reviewed regularly to reduce any difference between loss estimates and actual loss experience.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (Continued from previous page)

u)	Significant accounting judgements, estimates and assumptions (Continued from previous page)

(ii)	Fair value of privately held investments
Estimating fair value requires that significant judgment be applied to each individual investment. For privately held investments, the fair value of each investment is measured using the most appropriate valuation methodology or combination of methodologies in the judgment of management in light of the specific nature, facts and circumstances surrounding that investment. This may take into consideration, but not be limited to, one or more of the following: valuations of recent or in-progress
funding rounds, forward revenue and earnings projections, comparable peer valuation multiples, and the initial cost base of the investment. Actual results could differ significantly from these estimates.

(iii)	Valuation of goodwill acquired in business combinations
The Company is required to assess the recoverability of values assigned to cash generating units that include goodwill on an annual basis. Estimating the recoverable amount requires significant judgment in the determination of appropriate inputs. This may take into consideration the following: forecast period, cash flow projections, discount rates. Actual results could differ significantly from these estimates.

(iv)	Impairment of investment in associate
The Company is required to assess the recoverability of its investment in associate when indicators of impairment are identified. Estimating the recoverable amount requires significant judgment in determination of fair value of the investment. The fair value of the investment in associate is measured using the most appropriate valuation methodology or combination of methodologies in the judgement of management in light of the specific nature, facts and circumstances surrounding the investment. Management exercises judgement in determining inputs to the valuation methodology including forward revenue projections and comparable peer valuation multiples. Actual results could differ significantly from these estimates.

v)	New and amended standards and interpretations
Certain new or amended standards and interpretations became effective on January 1, 2022, but do not have an impact on the consolidated financial statements of the Company.
Certain new or amended standards and interpretations are expected to become effective on January 1, 2023 and beyond. There are no new standards, interpretations or amendments that are expected to have a material impact to the Company’s consolidated financial statements. The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

4.	Loans receivable
Loans receivable represent unsecured installment loans and lines of credit advanced to customers in the normal course of business. Current loans are defined as loans to customers with terms of one year or less, while non-current
loans are those with terms exceeding one year. The breakdown of the Company’s gross loans receivable as at December 31, 2022 and December 31, 2021 are as follows:

	As at
	December 31, 2022	December 31, 2021
Current (terms of one year or less)	69,693	65,397
Non-current (terms exceeding one year)	221	248

	69,914	65,645

The following table provides a breakdown of gross loans receivable and allowance for loan losses by aging bucket, which represents our assessment of credit risk exposure and by their IFRS 9 –
Financial Instruments
expected credit loss measurement stage. The entire loan balance of a customer is aged in the same category as its oldest individual past due payment, to align with the stage groupings used in calculating the allowance for loan losses under IFRS 9. Stage 3 gross loans receivable include net balances outstanding and still anticipated to be collected for loans previously charged off and these are carried in gross receivables at the net expected collectable amount with no associated allowance.

		As at December 31, 2022
Risk Category	Days past due	Stage 1	Stage 2	Stage 3	Total
Strong	Not past due	55,087	—	—	55,087
Lower risk	1-30 days past due	2,903	—	—	2,903
Medium risk	31-60 days past due	—	1,211	—	1,211
Higher risk	61-90 days past due	—	898	—	898
Non-performing	91+ days past due or bankrupt	—	—	9,815	9,815

	Gross loans receivable	57,990	2,109	9,815	69,914
	Allowance for loan losses	(5,794)	(1,239)	(6,040)	(13,073)

	Loans receivable, net	52,196	870	3,775	56,841

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

4.	Loans receivable (Continued from previous page)

		As at December 31, 2021
Risk Category	Days past due	Stage 1	Stage 2	Stage 3	Total
Strong	Not past due	54,067	—	—	54,067
Lower risk	1-30 days past due	2,797	—	—	2,797
Medium risk	31-60 days past due	—	1,284	—	1,284
Higher risk	61-90 days past due	—	798	—	798
Non-performing	91+ days past due or bankrupt	—	—	6,699	6,699

	Gross loans receivable	56,864	2,082	6,699	65,645
	Allowance for loan losses	(5,291)	(1,119)	(3,403)	(9,813)

	Loans receivable, net	51,573	963	3,296	55,832

In determination of the Company’s allowance for loan losses, internally developed models are used to factor in credit risk related metrics, including the probability of defaults, the loss given default and other relevant risk factors. Management also considered the impact of key macroeconomic factors and determined that historic loan losses are most correlated with unemployment rate, inflation rate, bank prime rate and GDP growth rate. These macroeconomic factors were used to generate various forward-looking scenarios used in the calculation of allowance for loan losses. If management were to assign 100% probability to a pessimistic scenario forecast, the allowance for credit losses would have been $1,222 higher than the reported allowance for credit losses as at December 31, 2022 (December 31, 2021 – $705 higher). The following table provides a reconciliation of the allowance for loan losses:

	As at December 31, 2022
	Stage 1	Stage 2	Stage 3	Total
Balance as at January 1, 2022	5,721	1,119	2,973	9,813
Gross loans originated	2,607	—	—	2,607
Principal payments	(1,107)	(136)	(359)	(1,602)
Re-measurement of allowance before transfers	142	89	591	822
Re-measurement of amounts transferred between stages	(67)	1,047	12,576	13,556
Transfer to (from)
Stage 1 – 12 - month ECLs	79	(65)	(14)	—
Stage 2 – Lifetime ECLs	(218)	220	(2)	—
Stage 3 – Lifetime ECLs	(1,363)	(1,035)	2,398	—
Net amounts written off against allowance	—	—	(12,123)	(12,123)

Balance as at December 31, 2022	5,794	1,239	6,040	13,073

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

4.	Loans receivable (Continued from previous page)

	As at December 31, 2021
	Stage 1	Stage 2	Stage 3	Total
Balance as at January 1, 2021	5,425	772	2,689	8,886
Gross loans originated	3,263	—	—	3,263
Principal payments	(1,229)	(84)	68	(1,245)
Re-measurement of allowance before transfers	(830)	(144)	(743)	(1,717)
Re-measurement of amounts transferred between stages	(67)	920	7,322	8,175
Transfer to (from)
Stage 1 – 12-month ECLs	79	(59)	(20)	—
Stage 2 – Lifetime ECLs	(192)	192	—	—
Stage 3 – Lifetime ECLs	(728)	(478)	1,206	—
Net amounts written off against allowance	—	—	(7,549)	(7,549)

Balance as at December 31, 2021	5,721	1,119	2,973	9,813

Overall changes in the allowance for loan losses are summarized below:

	Year ended
	December 31, 2022	December 31, 2021
Balance, beginning of the period	9,813	8,886
Provision for loan losses	15,383	8,476
Charge offs	(12,123)	(7,549)

Balance, end of the period	13,073	9,813

The provision for loan losses in the consolidated statements of operations and comprehensive income (loss) is recorded net of recoveries for the year ended December 31, 2022 of $653 (December 31, 2021 – $936).

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

5.	Prepaid expenses, and other receivables and assets

	As at
	December 31, 2022	December 31, 2021
Prepaid expenses	2,499	1,849
Accounts receivable	2,347	2,112
Brokerage firm receivables	4,804	3,276
Deposits and other receivables and assets	2,741	3,065

Total	12,391	10,302

6.	Digital assets

	As at
	December 31, 2022	December 31, 2021
Balance, beginning of the period	1,718	—
Additions	—	1,250
Revaluation (loss) gain on digital assets through other comprehensive income	(468)	468
Revaluation loss on digital assets through net income (loss)	(625)	—
Disposals	(625)	—

Balance, end of the period	—	1,718

In January 2021, the Company purchased $750 of Bitcoin and in April 2021, the Company purchased $500 of Ethereum.
In November 2022, the Company sold all of its Bitcoin and Ethereum for proceeds of $625. As at December 31, 2022, the carrying value of the Company’s digital assets held was $nil (December 31, 2021 – $1,718).

7.	Investment portfolio

	As at
	December 31, 2022	December 31, 2021
Equities	11,504	16,820
Other	1,016	1,268

Total	12,520	18,088

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

8.	Property and equipment

	Computer equipment	Furniture and fixtures	Leasehold improvements	Total
Cost
Balance, December 31, 2020	2,083	1,180	2,055	5,318
Additions	462	2	—	464
Additions through business combinations	298	31	—	329
Effects of movement in exchange rate	(20)	(1)	—	(21)

Balance, December 31, 2021	2,823	1,212	2,055	6,090
Additions	455	—	—	455
Impairment	(125)	—	—	(125)
Effects of movement in exchange rate	22	(2)	—	20

Balance, December 31, 2022	3,175	1,210	2,055	6,440

Accumulated depreciation
Balance, December 31, 2020	1,547	824	2,055	4,426
Depreciation	400	78	—	478

Balance, December 31, 2021	1,947	902	2,055	4,904
Depreciation	403	69	—	472
Impairment	(37)	—	—	(37)

Balance, December 31, 2022	2,313	971	2,055	5,339

Net book value
Balance, December 31, 2021	876	310	—	1,186

Balance, December 31, 2022	862	239	—	1,101

Upon completion of the acquisition of Carta on January 25, 2021 and Moka on May 4, 2021, the Company recognized property and equipment with fair values of $270 and $59 respectively, along with effects of exchange rate movement related to foreign subsidiaries on the consolidated statements of financial position.
Depreciation of property and equipment of $472 for the year ended December 31, 2022 (December 31, 2021 – $478) is included in depreciation and amortization in the consolidated statements of operations and comprehensive income (loss).

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

9.	Intangible assets

	Internally generated– completed	Internally generated– in progress	Software licenses	Acquired technology assets	Customer relationships	Brand	Regulatory licenses	Total
Cost
Balance, December 31, 2020	39,504	1,529	3,356	—	—	—	—	44,389
Additions	1,200	6,303	—	—	—	—	—	7,503
Additions through a business combination	—	—	628	21,000	8,900	1,000	6,800	38,328
Impairment	—	(898)	—	—	—	—	—	(898)
Transfers	3,936	(3,936)	—	—	—	—	—	—
Effects of movement in exchange rate	—	—	(8)	—	—	—	—	(8)

Balance, December 31, 2021	44,640	2,998	3,976	21,000	8,900	1,000	6,800	89,314

Additions	201	7,281	—	—	—	—	—	7,482
Impairment	(18,440)	—	—	—	—	—	—	(18,440)
Transfers	3,132	(3,132)	—	—	—	—	—	—
Effects of movement in exchange rate	—	—	(3)	—	—	—	—	(3)

Balance, December 31, 2022	29,533	7,147	3,973	21,000	8,900	1,000	6,800	78,353

Accumulated amortization
Balance, December 31, 2020	22,231	—	3,246	—	—	—	—	25,477
Amortization	7,279	—	218	1,722	1,427	—	887	11,533

Balance, December 31, 2021	29,510	—	3,464	1,722	1,427	—	887	37,010
Amortization	6,759	—	148	2,100	1,066	—	1,360	11,433
Impairment	(11,919)	—	—	—	—	—	—	(11,919)

Balance, December 31, 2022	24,350	—	3,612	3,822	2,493	—	2,247	36,524

Net book value
Balance, December 31, 2021	15,130	2,998	512	19,278	7,473	1,000	5,913	52,304

Balance, December 31, 2022	5,183	7,147	361	17,178	6,407	1,000	4,553	41,829

Upon acquisition of Carta on January 25, 2021, Moka on May 4, 2021, and Fortification on September 1, 2021, the Company recognized intangible assets with fair values of $19,328, $18,700 and $300 respectively on the consolidated statements of financial position. Refer to Note 24 for further details.
Amortization of intangible assets of $11,433 for the year ended December 31, 2022 (December 31, 2021 – $11,533) is included in depreciation and amortization in the consolidated statements of operations and comprehensive income (loss).
Impairment charges
of $6,521
were recognized in other
non-operating
expense for the year ended December 31, 2022 related to MogoCrypto, MogoCard and legacy MogoApp intangible assets.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

10.	Leases
The Company has lease agreements for its office spaces. Leases generally have lease terms between 2 years to 7 years with an option to renew the lease after that date. The Company assesses at the lease commencement date whether it is reasonably certain to exercise the extension option. The Company re-assesses whether it is reasonably certain to exercise the options if there is a significant event or significant change in circumstances within its control.
During the year, the Company has not made any re-assessment related to extension options. Information about leases for which the Company is a lessee is presented below:
Amount recognized in the consolidated statements of financial position:
Set out below are the carrying amounts of the Company’s right-of-use assets and lease liabilities recognized and the movements during the year ended December 31, 2022 and 2021
:

	Right-of-use assets	Lease liabilities
Balance, as at December 31, 2020	3,879	4,336
Additions	316	316
Disposals	(40)	(43)
Depreciation	(725)	—
Interest expense	—	243
Payments	—	(904)

Balance, as at December 31, 2021	3,430	3,948
Impairment	(78)	—
Depreciation	(730)	—
Interest expense	—	212
Payments	—	(880)

Balance, as at December 31, 2022	2,622	3,280

Amount recognized in the consolidated statements of operations and comprehensive income (loss):

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020
Depreciation of right-of-use assets	730	725	642
Interest expense on lease liabilities	212	243	272
Expenses relating to short term leases	478	436	39
Impairment	78	—	—
Variable lease payments	505	453	516

Total	2,003	1,857	1,469

Depreciation of right-of-use assets is included in depreciation and amortization expense. Interest expense related to lease liabilities is included in debenture and other financing expense.
The Company in its cash flow has classified cash payment related to principal portion of $668 (December 31, 2021 – $660) of lease payments as financing activities and cash payments related to interest portion of $212 (December 31, 2021 – $243) as operating activities consistent with the presentation of interest payments chosen by the Company.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

11.	Accounts payable and accruals

	As at
	December 31, 2022	December 31, 2021
Accounts payables	5,686	4,960
Accrued expenses	6,441	7,068
Accrued wages and other benefits	1,008	3,044
Client liabilities	6,743	4,195
Other	1,104	1,516

Total	20,982	20,783

12.	Credit facility
The credit facility consists of a $60,000 senior secured credit facility maturing on July 2, 2025. The credit facility is subject to variable interest rates that reference to 1 month USD LIBOR, or under certain conditions, the Federal Funds Rate in effect. On December 16, 2021, the Company amended its credit facility to lower the effective interest rate from a maximum of LIBOR plus 9% (with a LIBOR floor of 1.5%) to LIBOR plus 8% with no floor. There is a 0.33% fee on the available but undrawn portion of the $60,000 facility. The principal and interest balance outstanding for the credit facility as at December 31, 2022 was $46,180 (December 31, 2021 – $44,983). Refer to Note 26 for details on the reform of major interest rate benchmarks.
The credit facility is subject to certain covenants and events of default. As at December 31, 2021 and December 31, 2022, the Company was in compliance with these covenants. Interest expense on the credit facility is included in credit facility interest expense in the consolidated statements of operations and comprehensive income (loss).
The Company has provided its senior lenders with a general security interest in all present and after acquired personal property of the Company, including certain pledged financial instruments, cash and cash equivalents.

	As at
	December 31, 2022	December 31, 2021

Credit facility - funds drawn	46,180	44,983

The Company has pledged financial instruments as collateral against its credit facilities. Under the terms of the general security agreement, assets pledged as collateral primarily include loans receivable with a carrying amount equal to $56,841 (December 31, 2021 – $55,832) and cash and cash equivalents with a balance of $288 (December 31, 2021 – $154).

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

13.	Debentures
On September 30, 2020, the Company and its debenture holders approved certain amendments to the terms of the debentures, with an effective da te
of
July 1, 2020
.
 Among other things, the amendments include:

i)
a reduction in the weighted average coupon interest rate, from approximately 14% to approximately 7% and the extension of the maturity date for 50% of the principal balance to January 31, 2023, and the remainder to January 31, 2024;

ii)
replacement of the former monthly interest payable by a new quarterly payment (the “Quarterly Payment”), the amount of which is fixed at 12% per annum (3% per quarter) of the principal balance of the debentures as at September 29, 2020. Debenture holders received an election to either receive the Quarterly Payment as a) an interest payment of 8% per annum (2% per quarter) with the remainder of the payment going towards reducing the principal balance of the debenture, or b) a reduction of the principal balance of the debenture equal to the amount of the Quarterly Payment;

iii)	settlement of the new Quarterly Payment on the first business day following the end of a calendar quarter at the Company’s option either in cash or Common Shares; and

iv)
an option for all debenture holders to receive a lump-sum payout of their previously unpaid interest for the period from March 1, 2020 to June 30, 2020, at a reduced interest rate of 10%. Those who elected this option were paid in Common Shares in October 2020 subsequent to the end of the quarter.

On October 7, 2020, Mogo issued 4,479,392 warrants (the “Debenture Warrants”) to its debenture holders in connection with the debenture amendments approved on September 30, 2020, at an exercise price of $2.03 per Common Share. The Debenture Warrants were exercisable at any time until January 3, 2023. As at December 31, 2022, 3,295,427 Debenture Warrants were exercised and converted into Common Shares for cash proceeds of $6,690. As at December 31, 2022, 1,183,965 Debenture Warrants were outstanding exercisable. The remaining 1,183,965 Debenture Warrants expired unexercised on January 3, 2023.
Interest expense on the debentures related to the coupon payment is included in debenture interest and other financing expense, and the portion of expense related to accretion of the discount is recorded separately to accretion related to debentures in the consolidated statements of operations and comprehensive income (loss).

	As at
	December 31, 2022	December 31, 2021
Principal balance	39,658	41,375
Discount	(2,118)	(2,323)

	37,540	39,052
Interest payable	726	742

	38,266	39,794

The Debentures are secured by the assets of the Company, governed by the terms of a trust deed and, among other things, are subject to a subordination agreement to the credit facility which effectively extends the individual maturity dates of such debentures between January 2023 and June 2025 to
 July 2, 2025
, being the maturity date of the credit facility.

As at December 31, 2022, the Company adjusted the amortised cost of the debentures to give effect to their subordination to the Company’s senior secured credit facility. The amortised cost of the debentures was recalculated by discounting the revised estimated future cash flows at the original effective interest rate. The Company recorded a gain of
 $1,114
due to the resulting difference in amortised cost that is recognised in the consolidated statements of operations and comprehensive income (loss).
The debenture principal repayment dates, after giving effect to the subordination agreement referenced above, are as follows:

	Principal component of quarterly payment	Principal due on maturity	Total

2023	2,215	—	2,215

202 4	2,358	—	2,358
202 5	1,870	33,215	35,085
	6,443	33,215	39,658

The debenture principal repayments are payable in either cash or Common Shares at Mogo’s option. The number of Common Shares required to settle the principal repayments is variable based on the Company’s share price at the repayment date.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

14.	Derivative financial liabilities
On February 24, 2021, in connection with a registered direct offering, the Company issued stock warrants to investors to purchase up to an aggregate of 2,673,268 Common Shares at an exercise price of US$11.00 at any time prior to three and a half years following the date of issuance.
On December 13, 2021, as part of a registered direct offering, the Company issued stock warrants to investors to purchase up to an aggregate of 3,055,556 Common Shares at an exercise price of US$4.70 at any time prior to three and a half years following the date of issuance.
The stock warrants are classified as a liability under IFRS by the sole virtue of their exercise price being denominated in USD. As such, the warrants are subject to revaluation under the Black Scholes model at each reporting date, with gains and losses recognized to the consolidated statements of operations and comprehensive income (loss). The stock warrants are classified as a derivative liability, and not equity, due to the exercise price being denominated in USD, which is different than the Company’s functional currency.
In the event that these warrants are fully exercised, the Company would receive cash proceeds of US$43,767, with the balance of the liability reclassified to equity at that time. If the warrants were to expire unexercised, then the liability would be extinguished through a gain in the consolidated statements of operations and co
mprehensive income (loss).

	As at
	December 31, 2022	December 31, 2021
Balance, beginning of the period	12,688	—
Stock warrants issued	—	23,986
Change in fair value due to revaluation of derivative financial liabilities	(12,558)	(11,276)
Change in fair value due to foreign exchange	289	(22)

Balance, end of the period	419	12,688

Details of the derivative financial liabilities as at December 31, 2022 are as follows:

	Warrants outstanding and exercisable (000s)	Weighted average exercise price $
Balance, December 31, 2020	—	—
Warrants issued	5,729	9.69
Balance, December 31, 2021	5,729	9.69
Warrants issued	—	—

Balance, December 31, 2022	5,729	9.69

The 5,728,824 warrants outstanding noted above have expiry dates of August 2024 and June 2025.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

14.	Derivative financial liabilities (Continued from previous page)

The fair value of the warrants outstanding was estimated using the Black-Scholes option pricing model with the following assumptions:

	As at
	December 31, 2022	December 31, 2021
Risk-free interest rate	4.41%	0.97%
Expected life	1.6 - 2.5 years	2.7 - 3.5 years
Expected volatility in market price of shares	89 - 106%	102 - 109%
Expected dividend yield	0%	0%
Expected forfeiture rate	0%	0%

15.	Geographic information

(a)	Revenue
Revenue presented below has been based on the geographic location of customers.

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020

Canada	62,320	49,533	44,245
Europe	6,531	7,287	—
Other	98	699	—

Total	68,949	57,519	44,245

(b)	Non-current assets
Non-current assets presented below has been based on geographic location of the assets.

	As at
	December 31, 2022	December 31, 2021
Canada	120,317	255,315
Europe	433	609
Other	887	883

Total	121,637	256,807

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

16.	Expense by nature and function
The following table summarizes the Company’s operating expenses by nature:

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020

Personnel expense	28,628	26,509	11,306
Depreciation and amortization	12,636	12,736	8,414
Marketing	10,282	13,709	3,357
Stock-based compensation	8,712	11,683	2,041
Hosting and software licenses	6,647	4,200	2,321
Insurance and licenses	3,138	2,316	572
Professional services	2,889	3,800	1,407
Credit verification costs	1,918	1,990	1,651
Premises	1,224	1,040	1,010
Others	3,741	3,588	2,279

Total	79,815	81,571	34,358

The following table summarizes the Company’s operating expenses by function including stock-based compensation and depreciation and amortization:

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020

Technology and development	26,718	25,021	12,989
Marketing	11,448	16,619	4,831
Customer service and operations	15,900	15,870	6,185
General and administration	25,749	24,061	10,353

Total	79,815	81,571	34,358

17.	Revaluation loss (gain)

		Year ended
	December 31, 2022	December 31, 2021	December 31, 2020
Change in fair value due to revaluation of derivative financial asset	7,866	(1,788)	—
Change in fair value due to revaluation of derivative financial liabilities	(12,558)	(11,276)	8
Realized gain on investment portfolio	—	(4,219)	—
Unrealized loss on investment portfolio	7,951	942	2,249
Loss on digital assets	625	—	—
Unrealized exchange (gain) loss	(395)	670	155
Unrealized gain on other receivable	—	—	(258)
Loss related to property and equipment	—	—	272

Total	3,489	(15,671)	2,426

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

18.	Other non-operating expense (income)

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020

Government grants	(93)	(1,597)	(3,201)
Direct offering transaction costs allocated to derivative financial liabilities	—	2,260	—
Restructuring charges	2,784	421	—
Impairment of intangible assets	6,521	—	—
Acquisition costs and other	1,148	3,016	938
Gain on sale of loan book	—	—	(1,676)
Credit facility prepayment and related expenses	—	—	2,608
Convertible debenture early conversion	—	—	927
Gain on amendment of debentures	—	—	(765)
Total	10,360	4,100	(1,169)

During the year ended December 31, 2022, the Company initiated formal
restructuring plans resulting in charges of $2,784 (December 31, 2021 – $421).
 The restructuring charges include incremental costs associated directly with the restructuring plans including employee termination benefits, consulting fees, onerous contracts and contract termination costs.
During the year ended December 31, 2022, the Company decided to wind down sub scale products including MogoCrypto, MogoCard and legacy MogoApp. This resulted in impairment charges for related intangible assets of
$6,521 (December 31, 2021 – $nil).
During the year ended December 31, 2022, the Company received government grants for research of $93. During the year ended December 31, 2021, the Company received government grants for research of $254 and received government subsidies of $1,343. Due to the outbreak of COVID-19, the Government of Canada announced the Canadian Emergency Wage Subsidy (“CEWS”) and Canadian Emergency Rent Subsidy (“CERS”) to support companies that experienced a certain level of revenue decline in their operations. Mogo determined that it qualified for the CEWS and CERS and made an accounting policy election to record the grant on a gross basis. During the year ended December 31, 2022, Mogo has
recorded other non-operating income for CEWS and CERS of $nil (December 31, 2021 – $1,007 and $163).
For the year ended December 31, 2021, direct offering transaction costs allocated to derivative financial liabilities of $2,260 relate to the issuance of warrants with a USD denominated exercise price to investors. This resulted in the recognition of a derivative financial liability and the allocation of the associated transaction costs to other non-operating expenses (refer to Note 14 for further details). The Company did not complete a direct offering in the year ended December 31, 2022, and therefore did not incur any direct offering transaction costs.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

19.	Investment accounted for using the equity method
On April 16, 2021, the Company completed its initial strategic investment (the “Initial Investment”) in Coinsquare, a digital asset trading platform, pursuant to which Mogo has acquired 6,450,607 Coinsquare common shares, representing 19.99% ownership interest in Coinsquare, for total aggregate consideration of $55,359, comprising of a cash payment of $27,396 and the issuance of 2,807,577 Common Shares valued at $27,963 to Coinsquare and certain selling shareholders of Coinsquare. The transaction also included:

●
a right for Mogo to purchase 3,223,690 Coinsquare common shares from certain selling shareholders at $8.29 per Coinsquare common share (the “Call Option”), whereby Mogo has an option to pay the purchase consideration fully in Common Shares.

●
a right for these certain selling shareholders to require Mogo to purchase 3,223,690 Coinsquare common shares (the “Put Option”), whereby the Call Option and Put Option are subject to certain exercise conditions, and whereby the exercise of either one of the Call Option or the Put Option results in the immediate expiry of the another.

●
the issuance of a warrant to Mogo to acquire 7,240,665 additional Coinsquare common shares through treasury at an exercise price of $8.29 per warrant, subject to certain conditions and payable by Mogo at least 50% in cash and the remainder in Common Shares (the “Coinsquare Warrant”).

On June 4, 2021, Mogo acquired an additional 5,412,222 common shares of Coinsquare which increased Mogo’s ownership in Coinsquare from 19.99% to approximately 36.74%, through two separate transactions executed on that day, specifically:

●	the exercise of the Call Option, to acquire 3,223,690 Coinsquare common shares from certain selling shareholders, with total consideration paid through the issuance of 2,791,904 Common Shares.

●
the purchase of 2,188,532 Coinsquare common shares from a selling shareholder pursuant to a share purchase agreement for a total consideration of 2,288,972 Common Shares that were issued in three equal tranches on June 4, July 4 and August 4, 2021 respectively.

On June 15, 2021, Mogo purchased an additional 655,644 common shares of Coinsquare from a selling shareholder which increased Mogo’s ownership from 36.74% to approximately 38.77%, for total aggregate consideration of $8,523, consisting of a cash payment of $5,000 and the issuance of 378,774 Common Shares valued at $3,523. This transaction included a right for Mogo (the “New Call Option”) to purchase addition 1,100,000 Coinsquare shares under certain conditions, at an exercise price of $13.00 per Coinsquare common share. The New Call Option expired fully unexercised on October 13, 2021.
The Company’s initial 19.99% position in Coinsquare and subsequent investments are accounted for using the equity method in the consolidated financial statements, effective as at the date of the Initial Investment on April 16, 2021, as Mogo participates in all significant financial and operating decisions of Coinsquare, even though it held just under 20% of the voting rights. Therefore, the Company has determined that it exerted significant influence over Coinsquare as at that date.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

19.	Investment accounted for using the equity method (Continued from previous page)

The following table summarizes the Company’s investment accounted for using the equity method as at December 31, 2022 and December 31, 2021:

	As at
	December 31, 2022	December 31, 2021
Balance, beginning of the period	103,821	—
Additions
Initial investments in Coinsquare	—	45,026
Step up investments in Coinsquare	—	59,073
Share of loss in investment accounted for using the equity method:
Share of investee’s loss	(23,496)	(278)
Gain from dilution of interest in associate	2,927	—
Impairment	(58,263)	—

Balance, end of the period	24,989	103,821

The Company’s percentage ownership in Coinsquare was 33.77% at December 31, 2022 (December 31, 2021 – 38.77%).
During the year ended December 31, 2022, the Company identified indicators of impairment related to the Company’s investment in Coinsquare, which has been accounted for using the equity method. Coinsquare experienced lower trading volumes amidst the recent broader cryptocurrency and equity market declines in the period. The Company assessed the carrying value of the investment against the estimated recoverable amount that was determined using a market approach. The estimated recoverable amount of the investment in Coinsquare was $24,989 as at December 31, 2022. During the year ended December 31, 2022, the Company recognized impairment charges on its equity method investment in the amount of $58,263 (December 31, 2021 – $nil).
As at October 12, 2022, Coinsquare Capital Markets Ltd. (“CCML”), a wholly-owned subsidiary of Coinsquare, became an IIROC Dealer Member. MogoTrade Inc. (“MTI”), a wholly-owned subsidiary of Mogo, is also an IIROC Dealer Member. Pursuant to IIROC Rule 2206, MTI and CCML are related companies because Mogo has an ownership interest of at least 20% in each of them and each is responsible for and must guarantee the other’s obligations to its clients in an amount equal to Mogo’s ownership percentage multiplied by its regulatory capital. This guarantee would only be triggered in the event of an insolvency of the related IIROC Dealer Member. As such, in the event of CCML’s insolvency, MTI would be responsible for guaranteeing CCML’s obligations to its clients up to the amount of MTI’s regulatory capital. As at December 31, 2022, MTI had regulatory capital of $4,032.
The Company records a gain or loss on the decrease in interest while an investment continues to be classified as an associate. A gain or loss on the dilution of the Company’s investment in Coinsquare is calculated as the difference between Mogo’s ownership interest in the consideration received by the investee for the subscription of the new shares and the reduction in ownership interest in the previous carrying amount.
During the year ended December 31, 2022, the Company recognized a net gain of $2,927 from dilution on its investment in Coinsquare. CCML’s admission to IIROC on October 12, 2022 resulted in the obligatory conversion of certain convertible debentures issued by Coinsquare, resulting in dilution of Mogo’s interest in associate while recording a net gain from the release of liability.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

19.	Investment accounted for using the equity method (Continued from previous page)

The following table summarizes the financial information of Coinsquare as included in its own financial statements, adjusted for fair value adjustments at acquisition and differences in accounting policies. The table also reconciles the summarized financial information to the carrying amount of the Company’s interest in Coinsquare
:

	As at
	December 31, 2022	December 31, 2021
Current assets	66,199	109,005
Non-current assets	20,022	51,214
Current liabilities	(34,938)	(60,381)
Non-current liabilities	(57)	(32,904)

Net assets	51,226	66,934

Company’s share of net assets	14,937	30,176
Intangible assets	18,118	24,596
Deferred tax liabilities	(3,003)	(4,151)
Goodwill	53,200	53,200
Impairment	(58,263)	—

Carrying amount of interest in associate	24,989	103,821

	Year ended December 31, 2022	April 16, 2021 to December 31, 2021
Revenue	14,607	36,518

Net income from continuing operations (100%)	(57,046)	7,710
Post-tax loss from discontinued operations (100%)	(412)	(24)
Other comprehensive loss (100%)	—	(52)

Total comprehensive income (100%)	(57,458)	7,634
Company’s share of total comprehensive loss	(23,496)	(278)

Opening balance	103,821	—
Initial investment in Coinsquare	—	45,026
Step up investments in Coinsquare	—	59,073

Total investments in Coinsquare	103,821	104,099
Share of loss in investment accounted for using the equity method:
Share of investee’s loss	(23,496)	(278)
Gain from dilution of interest in associate	2,927	—
Impairment of investment	(58,263)	—

Carrying amount of equity accounted investment	24,989	103,821

Mogo’s share of:
Net income from continuing operations	(21,186)	1,211
Post-tax loss from discontinued operations	(140)	(4)
Other comprehensive income	—	(20)
Amortization of intangible assets	(2,623)	(1,772)
Amortization of deferred tax liabilities	453	307

Total other comprehensive loss	(23,496)	(278)

As at December 31, 2022, Coinsquare had assets under management of $235,258 (December 31, 2021 – $686,929).

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

20.	Derivative financial assets
The Company determined that the Call Option, Put Option, Coinsquare Warrant and New Call Option are classified as derivative financial instruments on the consolidated statements of financial position, fair valued using the Black-Scholes valuation model at initial recognition, and subsequently remeasured to fair value as at each reporting date. Any change in the fair value of these derivative financial instruments is recognized to revaluation loss (gain) in the consolidated statements of operations and comprehensive income (loss).
Immediately prior to the exercise of Call Option on June 4, 2021, the Company fair valued its Call Option and Put Option at $5,513 and $nil respectively, and recorded revaluation gains of $1,582 and $5,696 respectively on these instruments in the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2021. The exercise of Call Option resulted in the immediate expiry of the Put Option, accounted for through a derecognition of the Call Option and Put Option derivative assets from the consolidated statements of financial position and a corresponding increase to the investment in Coinsquare.
The following table summarizes derivative financial assets as at December 31, 2022 and 2021:

	As at
	December 31, 2022	December 31, 2021
Balance, beginning of the period	7,866	—
Additions	—	11,591
Change in fair value due to revaluation of derivative financial assets	(7,866)	1,788
Exercised	—	(5,513)

Balance, end of the period	—	7,866

As at December 31, 2021, the derivative financial assets amount of $7,866 consisted solely of the Coinsquare Warrant. The Coinsquare Warrant expired unexercised on October 16, 2022.
The fair value of the Coinsquare Warrant was estimated using the Black-Scholes option pricing model with the following assumptions:

As at
December 31, 2021
Risk-free interest rate	0.38%
Expected life	0.5 years
Expected volatility in market price of shares	71%
Expected dividend yield	0%
Expected forfeiture rate	0%

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

21.	Income taxes

a)	Provision for income taxes
The major components of provision for income taxes are as follows:

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020

Current tax expense	76	133	—
Deferred tax recovery	(412)	(365)	—

Income tax recovery	(336)	(232)	—

The reconciliation of the provision for income taxes to the amount of income taxes calculated using statutory income tax rates applicable to the Company in Canada is as follows:

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020
Canadian federal and provincial recovery of income taxes using statutory rate of 27% (2021 – 27%, 202 0 – 27%)	(44,832)	(9,029)	(3,630)
Change in unrecognized deductible temporary differences and unused tax losses	33,554	6,538	3,093
Permanent differences and other	10,942	2,259	537

Income tax recovery	(336)	(232)	—

b)	Deferred tax assets
The Company’s deferred tax assets are as follows:

	As at
	December 31, 2022	December 31, 2021
Non-capital losses	6,728	11,856
Property and equipment	—	93
Intangible assets	—	2

Total	6,728	11,951

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

21.	Income taxes (Continued from previous page)

c)	Deferred tax liabilities
The Company’s deferred tax liabilities are as follows:

	As at
	December 31, 2022	December 31, 2021
Intangible assets	7,492	9,792
Right-of-use assets	708	—
Property and equipment	9	—
Digital assets and derivatives	—	3,660
Equity investments	—	287
Deferred cost	—	380

	8,209	14,119

d)	Deductible temporary differences and unused tax losses
Deferred tax assets have not been recognized because it is not probable that future taxable profit will be available against which the Company can use the benefits therefrom.
The Company has deductible temporary differences for which no deferred tax assets are recognized as follows:

	As at
	December 31, 2022	December 31, 2021
Unused tax losses	235,546	196,146
Property and equipment	5,225	4,012
Lease liability	3,280	578
Equity investments	7,523	0
Intangible assets	30,341	18,071
Investment accounted for using the equity method	79,109	—
Debentures	2,185	2,073
Financing costs	2,643	5,021
Research and development expenditures	3,406	2,555
Investment in subsidiaries	3,395	3,395
Other	419	—

	373,072	231,851

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

21.	Income taxes (Continued from previous page)

d)	Deductible temporary differences and unused tax losses (Continued from previous page)
The Company’s non-capital losses expire as follows:

	As at
	December 31, 2022	December 31, 2021
Expires 2024	549	549
Expires 2025	777	777
Expires 2026	1,822	1,822
Expires 2027	4,419	6,885
Expires 2028	4,068	5,486
Expires 2029	7,615	6,913
Expires 2030	5,816	5,616
Expires 2031	3,519	4,139
Expires 2032	6,441	9,031
Expires 2033	10,311	10,053
Expires 2034	10,268	14,810
Expires 2035	15,641	23,420
Expires 2036	29,378	28,317
Expires 2037	32,384	29,488
Expires 2038	33,159	29,512
Expires 2039	26,914	26,524
Expires 2040	15,738	15,153
Expires 2041	22,575	23,113
Expires 2042	30,291	—

	261,685	241,608

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

22.	Loss per share
Loss per share is based on consolidated net loss for the year divided by the weighted average number of shares outstanding during the year. Diluted loss per share is computed in accordance with the treasury stock method and is based on the weighted average number of shares and dilutive share equivalents.
The following reflects consolidated comprehensive loss and weighted average number of shares used in the basic and diluted loss per share computations:

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020
Net loss attributed to shareholders	(165,678)	(33,209)	(13,445)
Basic weighted average number of shares (in 000s)	76,326	63,005	28,873
Basic and diluted loss per share	(2.17)	(0.53)	(0.47)

The outstanding stock options and warrants were excluded from the calculation of diluted loss per share because their effect is a nti-d
ilutive.

23.	Capital management
The Company’s objectives when managing capital are to maintain financial flexibility in order to preserve its ability to meet financial obligations and continue as a going concern, and to deploy capital to provide future investment return to its shareholders.
The Company sets the amount and type of capital required relative to its assessment of risk and makes adjustments when necessary to respond to changes to economic conditions, the risk characteristics of the underlying assets, and externally imposed capital requirements. In order to maintain or modify its capital structure, the Company may issue new shares, seek other forms of financing, or sell assets to reduce debt.
The Company manages the following as capital:

	As at
	December 31, 2022	December 31, 2021
Share capital	391,243	392,628
Contributed surplus	33,025	24,486
Deficit	(313,941)	(148,263)
Credit facility	46,180	44,983
Debentures	39,658	41,375

There have been no changes in the Company’s definition of capital, capital management objectives, policies and processes during the year. There are certain capital requirements of the Company resulting from the Company’s credit facility that include financial covenants and ratios. Management uses these capital requirements in the decisions made in managing the level and make-up of the Company’s capital structure. The Company was in compliance with all of the financial covenants as at December 31, 2022 and December 31, 2021.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

24.	Business combination
Acquisition of Carta:
On January 25, 2021, Mogo completed the acquisition of all of the issued and outstanding securities of Carta in exchange for 10,000,000 Common Shares with a fair value of $54,800 based on Mogo’s closing share price at the acquisition date.
Acquisition-related costs of $379 not directly attributable to the issuance of the Common Shares are included in other non-operating expense in the consolidated statements of operations and comprehensive income (loss) and in operating cash flows in the consolidated statements of cash flows.
The acquisition significantly expanded Mogo’s total addressable market by allowing the Company to enter the global payments market, increase revenue scale and accelerate the growth of its high-margin subscription and transaction-based revenue, and strengthen the Company’s digital wallet capabilities which includes the development of a peer-to-peer payment solution.
The following tables summarizes the fair value of consideration transferred, and its allocation to estimated fair values assigned to each major class of assets acquired and liabilities assumed at the January 25, 2021 acquisition date.

January 25, 2021
Assets acquired:
Cash and cash equivalent	2,101
Prepaids, and other receivables and assets	1,693
Property and equipment	270
Right-of-use assets	316
Intangible assets - technology assets	12,900
Intangible assets - customer relationships	4,800
Intangible assets - software licenses	628
Intangible assets - brand	1,000
Goodwill	35,893
59,601

Liabilities assumed:
Accounts payable, accruals & other	4,485
Lease liabilities	316
4,801

Net assets acquired at fair value	54,800

Share consideration	54,800

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

24.	Business combination (Continued from previous page)

Acquisition of Moka:
On May 4, 2021, Mogo completed the acquisition of all of the issued and outstanding securities of Moka, a savings and investing app. Mogo acquired all of the issued and outstanding shares of Moka in exchange for the issuance of 4,633,648 Common Shares with a fair value of $46,600 based on Mogo’s closing share price at the acquisition date, and cash consideration of $4,508 pursuant to the terms of a share exchange agreement among Mogo, Moka and all of the shareholders of Moka. In connection with the acquisition of Moka, the Company also exchanged equity-settled share-based payments awards held by the employees of Moka for 366,343 equity-settled share-based payments awards of the Company.
Acquisition-related costs of $536 not directly attributable to the issuance of the Common Shares are included in other non-operating expense in the consolidated statements of operations and comprehensive income (loss) and in operating cash flows in the consolidated statements of cash flows.
The acquisition brought differentiated saving and investing products to broaden Mogo’s wealth offering and accelerated the growth of its high-margin subscription and transaction-based revenue.
The following tables summarizes the fair value of consideration transferred, and its allocation to estimated fair values assigned to each major class of assets acquired and liabilities assumed at the May 4, 2021 acquisition date. Cash and cash equivalents included $2,756 of cash held in trust for funds under management.

May 4, 2021
Assets acquired:
Cash and cash equivalent	4,377
Prepaids, and other receivables and assets	2,455
Property and equipment	59
Intangible assets - technology assets	8,100
Intangible assets - customer relationships	4,100
Intangible assets - regulatory licenses	6,500
Goodwill	33,517

59,108

Liabilities assumed:
Accounts payable, accruals & other	5,293
Deferred tax liabilities	2,100

7,393

Net assets acquired at fair value	51,715

Share consideration	47,207
Cash consideration	4,508

Total consideration transferred	51,715

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

24.	Business combination (Continued from previous page)

Acquisition of Fortification:
On September 1, 2021, Mogo completed the acquisition of all of the issued and outstanding securities of Fortification, a Canadian registered investment dealer, in exchange for 75,000 Common Shares and a cash payment of $1,144. Subsequent to the acquisition, Fortification was renamed to MogoTrade Inc.
The acquisition allowed Mogo to acquire the necessary licenses, registration and technology to accelerate the development of the Company’s planned commission free stock trading solution and continue to strengthen the Company’s digital wallet capabilities.
The following tables summarizes the fair value of consideration transferred, and its allocation to estimated fair values assigned to each major class of assets acquired and liabilities assumed at the September 1, 2021 acquisition date.

September 1, 2021
Assets acquired:
Cash and cash equivalent	13
Prepaids, and other receivables and assets	628
Intangible assets - regulatory licenses	300
Goodwill	702

1,643

Liabilities assumed:
Accounts payable, accruals & other	23
Deferred tax liabilities	80

103

Net assets acquired at fair value	1,540

Share consideration	396
Cash consideration	1,144

Total consideration transferred	1,540

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

24.	Business combination (Continued from previous page)

Goodwill and indefinite-life intangible assets:
Goodwill and indefinite-life intangible assets are attributed to the group of CGUs to which they relate. Annual impairment testing was performed as at December 31, 2022 for goodwill and indefinite-life intangible assets by comparing the carrying value of net assets within the CGU to the recoverable amount of that CGU. Management tested the individual CGUs, being the Carta and the remaining Mogo related entities CGU.
The recoverable amount of the CGUs to which goodwill and indefinite life intangibles are allocated were determined based on a value in use assessment using Level 3 inputs in a discounted cash flow analysis. The significant assumptions applied in the determination of the recoverable amount are described below:

●
Cash flows: Estimated cash flows were projected based on actual operating results from internal sources, estimated loan origination and volume growth, as well as industry and market trends. Estimated cash flows are primarily driven by forecasted revenues and operating costs, and are extended to a total of 7 years with a terminal value calculation thereafter.

●
Terminal value growth rate: The terminal growth rate was based on management’s estimate of long-term compound annual growth rates, historical and projected economic indicators, and projected industry growth.

●
Pre-tax discount rate: The pre-tax discount rate is reflective of the CGUs Weighted Average Cost of Capital (“WACC”). The WACC was estimated based on the risk-free rate, equity risk premium, beta adjustment to the equity risk premium based on a direct comparison approach, an unsystematic risk premium, and an after-tax cost of debt based on the interest rate of the Company’s debts.

●	Tax rate: The tax rates used in determining the future cash flows were those substantively enacted at the respective valuation date.
The following table outlines the significant assumptions used in calculating the recoverable amount for each CGU tested for impairment as at December 31, 2022 and December 31, 2021:

	As at
	December 31, 2022	December 31, 2021
Terminal growth rate	5%	10%
Pre-tax discount rate	23%	16%

Carta CGU
As a result of the impairment test as at December 31, 2022, management concluded that the recoverable amount of the Carta CGU was lower than its carrying value of net assets, and recorded an impairment loss of $11,578. The impairment loss was fully allocated to goodwill for the Carta CGU. As at December 31, 2022, the carrying value of goodwill and indefinite life intangible assets attributable to the Carta CGU is
$24,315 and $1,000, respectively (December 31, 2021 – $35,893 and $1,000
, respectively). The impairment loss was recognized due to a change in overall industry and market conditions, along with a decline in the Company’s stock price resulting in an excess of the carrying value of its total net operating assets above the Company’s market capitalization.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

24.	Business combination (Continued from previous page)

Goodwill and indefinite-life intangible assets (Continued from previous page):

Remaining Mogo related entities CGU
As a result of the impairment test as at December 31, 2022, management concluded that the recoverable amount of the remaining Mogo related entities CGU was lower than its carrying value of net assets, and recorded an impairment loss of $20,180. The impairment loss was fully allocated to goodwill for the remaining Mogo related entities CGU. As at December 31, 2022, the carrying value of goodwill attributable to the remaining Mogo related entities CGU is
$14,040 (December 31, 2021 – $34,219
). The impairment loss was recognized due to a change in overall industry and market conditions, along with a decline in the Company’s stock price resulting in an excess of the carrying value of its total net operating assets above the Company’s market capitalizatio
n.

25.	Fair value of financial instruments
The fair value of a financial instrument is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants which takes place in the principal (or most advantageous) market at the measurement date. The fair value of a liability reflects its non-performing risk. Assets and liabilities recorded at fair value in the consolidated statements of financial position are measured and classified in a hierarchy consisting of three levels for disclosure purposes. The three levels are based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). An asset or liability’s classification within the fair value hierarchy is based on the lowest level of significant input to its valuation. The input levels are defined as follows:

●	Level 1: Unadjusted quoted prices in an active market for identical assets and liabilities.

●	Level 2: Quoted prices in markets that are not active or inputs that are derived from quoted prices of similar (but not identical) assets or liabilities in active markets.

●	Level 3: Unobservable inputs that are supported by little or no market activity and are significant to the estimated fair value of the assets or liabilities.

(a)	Valuation process
The Company maximizes the use of quoted prices from active markets, when available. A market is regarded as active if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis. Where independent quoted market prices are not available, the Company uses quoted market prices for similar instruments, other third-party evidence or valuation techniques.
The fair value of financial instruments determined using valuation techniques include the use of recent arm’s length transactions and discounted cash flow analysis for investments in unquoted securities, discounted cash flow analysis for derivatives, third-party pricing models or other valuation techniques commonly used by market participants and utilize independent observable market inputs to the maximum extent possible.
The use of valuation techniques to determine the fair value of a financial instrument requires management to make ass
u
mptions such as the amount and timing of future cash flows and discount rates and incorporate the Company’s estimate of assumptions that a market participant would make when valuing the instruments.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

25.	Fair value of financial instruments (Continued from previous page)

(b)	Accounting classifications and fair values
The following table shows the carrying amount and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. During the year ended December 31, 2022 and December 31, 2021, there have not been any transfers between fair value hierarchy levels except for the transfers indicated in Note 25(c)(i) related to the investment portfolio.

		Carrying amount				Fair value

As at December 31, 2022	Note	FVTPL	Financial asset at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total

Financial assets measured at fair value
Investment portfolio		12,520	—	—	12,520	605	—	11,915	12,520

		12,520	—	—	12,520

Financial assets not measured at fair value
Cash and cash equivalent		—	29,268	—	29,268	29,268	—	—	29,268
Restricted cash		—	1,578	—	1,578	1,578	—	—	1,578
Loans receivable – current	4	—	69,693	—	69,693	—	69,693	—	69,693
Loans receivable – non-current	4	—	221	—	221	—	—	221	221
Other receivables		—	9,719	—	9,719	—	9,719	—	9,719

		—	110,479	—	110,479

Financial liabilities measured at fair value
Derivative financial liabilities	14	419	—	—	419	—	419	—	419

		419	—	—	419

Financial liabilities not measured at fair value
Accounts payable, accruals and other		—	—	20,773	20,773	—	20,773	—	20,773
Credit facility	12	—	—	46,180	46,180	—	46,180	—	46,180
Debentures	13	—	—	38,266	38,266	—	36,037	—	36,037

		—	—	105,219	105,219

		Carrying amount				Fair value

As at December 31, 2021	Note	FVTPL	Financial asset at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total

Financial assets measured at fair value
Investment portfolio		18,088	—	—	18,088	1,785	—	16,303	18,088
Derivative financial assets	20	7,866	—	—	7,866	—	—	7,866	7,866

		25,954	—	—	25,954

Financial assets not measured at fair value
Cash and cash equivalent		—	67,762	—	67,762	67,762	—	—	67,762
Restricted cash		—	1,446	—	1,446	1,446	—	—	1,446
Loans receivable – current	4	—	65,397	—	65,397	—	65,397	—	65,397
Loans receivable – non-current	4	—	248	—	248	—	—	248	248
Other receivables		—	8,259	—	8,259	—	8,259	—	8,259

		—	143,112	—	143,112

Financial liabilities measured at fair value
Derivative financial liabilities	14	12,688	—	—	12,688	—	12,688	—	12,688

		12,688	—	—	12,688

Financial liabilities not measured at fair value
Accounts payable, accruals and other		—	—	20,783	20,783	—	20,783	—	20,783
Credit facility	12	—	—	44,983	44,983	—	44,983	—	44,983
Debentures	13	—	—	39,794	39,794	—	39,794	—	39,794

		—	—	105,560	105,560

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

25.	Fair value of financial instruments (Continued from previous page)

(c)	Measurement of fair values:

(i)	Valuation techniques and significant unobservable inputs
The following tables show the valuation techniques used in measuring Level 3 fair values for financial instruments in the consolidated statements of financial position, as well as the significant unobservable inputs used.

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value
Investment portfolio: Equities Unlisted
●  Price of recent investments in the investee company

●  Implied multiples from recent transactions of the underlying investee companies

●  Offers received by investee companies

●  Revenue multiples derived from comparable public companies and transactions

●  Option pricing model
● Third-party transactions ● Revenue multiples ● Balance sheets and last twelve-month revenues for certain of the investee companies ● Equity volatility ● Time to exit events
●  Increases in revenue multiples increases fair value

●  Increases in equity volatility can increase or decrease fair value depending on class of shares held in the investee company

●  Increases in estimated time to exit event can increase or decrease fair value depending on class of shares held in the investee company

Partnership interest and others	● Adjusted net book value	● Net asset value per unit ● Change in market pricing of comparable companies of the underlying investments made by the partnership	● Increases in net asset value per unit or change in market pricing of comparable companies of the underlying investment made by the partnership can increase fair value

Loans receivable non-current	● Discounted cash flows: Considering expected prepayments and using management’s best estimate of average market interest rates with similar remaining terms.	● Expected timing and amount of cash flows ● Discount rate	● Changes to the expected amount and timing of cash flow changes fair value ● Increases to the discount rate can decrease fair value

Derivative financial assets	● Option pricing model	● Equity stock price and volatility	● Increase in equity stock price and volatility will increase fair value

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

25.	Fair value of financial instruments (Continued from previous page)

(i)	Valuation techniques and significant unobservable inputs (Continued from previous page)

The following table presents the changes in fair value measurements of the Company’s investment portfolio recognized at fair value at December 31, 2022 and December 31, 2021 and classified as Level 3:

	As at
	December 31, 2022	December 31, 2021
Balance, beginning of the period	16,303	18,291
Additions	1,837	3,555
Disposal	—	(9,272)
Transfer to Level 1 investments	(500)	—
Unrealized exchange gain (loss)	547	(90)
Realized gain on investment portfolio	—	4,120
Unrealized loss on investment portfolio	(6,272)	(301)

Balance, end of the period	11,915	16,303

The fair value of the Company’s current loans receivable, other receivables, and accounts payable, accruals and other approximates its carrying values due to the short-term nature of these instruments. The fair value of the Company’s credit facility approximates its carrying amount due to its variable interest rate, which approximates a market interest rate. The fair value of the Company’s debentures was determined based on a discounted cash flow analysis using observable market interest rates for instruments with similar terms.

(ii)	Sensitivity analysis
For the fair value of equity securities, reasonably possible changes at the reporting date to one of the significant unobservable inputs, holding other inputs constant, would have the following effects.

	Profit or loss

	Increase	Decrease

Investment portfolio:
December 31, 2022 Adjusted market multiple (5% movement)	626	(626)

December 31, 2021 Adjusted market multiple (5% movement)	920	(920)

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

26.	Nature and extent of risk arising from financial instruments
Risk management policy
In the normal course of business, the Company is exposed to financial risk that arises from a number of sources. Management’s involvement in operations helps identify risks and variations from expectations. As a part of the overall operation of the Company, Management takes steps to avoid undue concentrations of risk. The Company manages these risks as follows:
Credit risk
Credit risk is the risk of financial loss to the Company if a customer or counter-party
to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s loans receivable. The maximum amount of credit risk exposure is limited to the gross carrying amount of the loans receivable disclosed in these financial statements.
The Company acts as a lender of unsecured consumer loans and lines of credit and has little concentration of credit risk with any particular individual, company or other entity, relating to these services. However, the credit risk relates to the possibility of default of payment on the Company’s loans receivable. The Company performs on-going
credit evaluations, monitors aging of the loan portfolio, monitors payment history of individual loans, and maintains an allowance for loan loss to mitigate this risk.
The credit risk decisions on the Company’s loans receivable are made in accordance with the Company’s credit policies and lending practices, which are overseen by the Company’s senior management. Credit quality of the customer is assessed based on a credit rating scorecard and individual credit limits are defined in accordance with this assessment. The consumer loans receivable is unsecured. The Company develops underwriting models based on the historical performance of groups of customer loans which guide its lending decisions. To the extent that such historical data used to develop its underwriting models is not representative or predictive of current loan book performance, the Company could suffer increased loan losses.
The Company cannot guarantee that delinquency and loss levels will correspond with the historical levels experienced and there is a risk that delinquency and loss rates could increase significantly.
Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due or will not receive sufficient funds from its third-party lenders to advance to the Company’s customers. The Company manages all liquidity risk through maintaining a sufficient working capital amount through daily monitoring of controls, cash balances and operating results. The Company’s principal sources of cash are funds from operations, which the Company believes will be sufficient to cover its normal operating and capital expenditures.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

26.	Nature and extent of risk arising from financial instruments (Continued from previous page)

The Company’s accounts payable and accruals are substantially due within 12 months. The maturity schedule of the Company’s credit facility and debentures are described below. Management’s intention is to continue to refinance any outstanding amounts owing under the credit facility and debentures, in each case as they become due and payable. The debentures are subordinated to the credit facility which has the effect of extending the maturity date of the debentures to the later of contractual maturity or the maturity date of credit facility. See Note 12 and 13 for further details.

	2023	2024	2025	2026	2027	Thereafter
Commitments - operational
Lease payments	1,297	1,206	1,240	1,255	789	683
Accounts payable	5,686	—	—	—	—	—
Accruals and other	15,296	—	—	—	—	—
Interest – Credit facility (Note 12)	5,689	5,689	2,845	—	—	—
Interest – Debentures (Note 13)	2,886	2,743	1,953	—	—	—

	30,854	9,638	6,038	1,255	789	683

Commitments – principal repayments
Credit facility (Note 12)	—	—	46,180	—	—	—
Debentures (Note 13) (1)	2,215	2,358	35,085	—	—	—

	2,215	2,358	81,265	—	—	—

Total contractual obligations	33,069	11,996	87,303	1,255	789	683

(1)
The debenture principal repayments are payable in either cash or Common Shares at Mogo’s option. The number of Common Shares required to settle the principal repayments is variable based on the Company’s share price at the repayment date.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

26.	Nature and extent of risk arising from financial instruments (Continued from previous page)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. Financial instruments that could be affected by market risk include cash, investment portfolio, credit facilities, debentures, derivative financial assets and derivative financial liabilities.
Interest rate risk
Changes in market interest rates may have an effect on the cash flows associated with some financial assets and liabilities, known as cash flow risk, and on the fair value of other financial assets or liabilities, known as price risk. The Company is exposed to interest rate risk primarily relating to its credit facility that bear interest fluctuating with USD LIBOR. The credit facility does not have a USD LIBOR floor. As at December 31, 2022, LIBOR is 4.32% (December 31, 2021 – 0.11%). For the year ended December 31, 2022, a 50-basis point change in LIBOR would increase or decrease credit facility interest expense by $287 (December 31, 2021 – $225).
A fundamental reform of major interest rate benchmarks (the “Reform”) is being undertaken globally. The USD LIBOR will cease to be published in June 2023 for all USD LIBOR tenors. Management has performed an assessment on the impact of the Reform and has determined that the Company only has exposure to the Reform through its credit facility and the nature of the risks are operational and financial. Operational risk includes ensuring proper contractual terms are in place and engagement with the credit facility lender on the progress and impact of their own transition. Financial risk includes the impact on the economics of the financial instruments.
As at December 31, 2022, the transition of the benchmark rate for the credit facility as a result of the Reform is in progress. Management has determined that the credit facility contract contains clauses for replacement of the USD LIBOR benchmark rate with an alternative benchmark that was confirmed to be the Secured Overnight Financing Rate. The Reform has not resulted in changes to the Company’s risk management strategy.
The debentures have fixed rates of interest and are not subject to variability in cash flows due to interest rate risk.
Currency risk
Currency risk is the risk that changes in foreign exchange rates may have an effect on future cash flows associated with financial instruments. The Company is primarily exposed to foreign currency risk on the following financial instruments denominated in U.S. dollars. As at December 31, 2022, a 5% increase or decrease in the U.S. dollar exchange rate would increase or decrease the unrealized exchange gain (loss) by $314 (December 31, 2021 – $1,533).

	As at
($000 USD)	December 31, 2022	December 31, 2021
Cash	3,553	29,032
Investment portfolio	5,958	9,954
Derivative financial liabilities	(310)	(10,008)
Debentures	(4,562)	(4,792)

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

26.	Nature and extent of risk arising from financial instruments (Continued from previous page)

Other price risk

Other market price risk is the risk that the fair value of the financial instrument will fluctuate as a result of changes in market prices (other than those arising from interest rate risks or currency risk), whether caused by factors specific to an individual investment or its issuers or factors affecting all instruments traded in the market. The investment portfolio comprises of non-listed closely held equity instruments which have minimal exposure to market prices. The valuation of the investment portfolio is conducted on a quarterly basis.

27.	Equity

(a)	Share capital
The Company’s authorized share capital is comprised of an unlimited number of Common Shares with no par value and an unlimited number of preferred shares issuable in one or more series. The Board is authorized to determine the rights and privileges and number of shares of each series of preferred shares.
On June 30, 2022, the Company repurchased 800,000 Common Shares for cancellation under its share repurchase program at an average price of CAD $1.19 per share, for a total repurchase cost of $955.
On December 28, 2022, the Company repurchased 1,000,000 Common Shares for cancellation under its share repurchase program at an average price of CAD$0.67 per share, for a total repurchase cost of $672.
As at December 31, 2022, there are 74,977,540 (December 31, 2021 – 76,693,859) Common Shares and no preferred shares issued and outstanding.
During the year ended December 31, 2021, the Company completed the sale of

1,524,759
Common Shares as part of an at-the-market financing arrangement conducted under a prospectus supplement to the Company’s base shelf prospectus dated December 5, 2019. After deducting transaction costs, the net proceeds to the Company were
 $16,804.
On December 13, 2021, the Company completed the sale of 6,111,112 Common Shares. The aggregate gross proceeds to the Company were approximately US $27,500 (CAD $35,175). After deducting transaction costs, the net proceeds to the Company were US $25,300 (CAD $32,555).
On February 24, 2021, the Company completed the sale of 5,346,536 Common Shares. The aggregate gross proceeds to the Company were approximately US $54,000 (CAD $67,718). After deducting transaction costs, the net proceeds to the Company were US $49,700 (CAD $62,833).
Refer to Note 24 for further details on the issuance of Common Shares related to the acquisitions of Carta, Moka and Fortification during the year ended December 31, 2021.

(b)	Treasury share reserve
The treasury share reserve comprises the cost of the shares held by the Company. As at December 31, 2022, the Company held 303,816 of Common Shares (December 31, 2021 – 303,816).

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

27.	Equity (Continued from previous page)

(c)	Options
The Company has a stock option plan (the “Plan”) that provides for the granting of options to directors, officers, employees and consultants. The exercise price of an option is set at the time that such option is granted under the Plan. The maximum number of Common Shares reserved for issuance under the Plan is the greater of i) 15% of the number of Common Shares issued and outstanding and ii) 3,800,000. As a result of a business combination with Mogo Finance Technology Inc. completed on June 21, 2019, there were additional options issued, which were granted pursuant to the Company’s prior stock option plan (the “Prior Plan”). As at December 31, 2022, there are 97,000 of these options outstanding that do not contribute towards the maximum number of Common Shares reserved for issuance under the Plan as described above.
Each option entitles the holder to receive one Common Share upon exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither right to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of expiry. Options issued under the Plan have a maximum contractual term of eight years and options issued under the Prior Plan have a maximum contractual term of ten years.
A summary of the status of the stock options and changes in the period is as follows:

	Options outstanding (000s)	Weighted average grant date fair value $	Weighted average exercise price $	Options exercisable (000s)	Weighted average exercise price $
Balance, December 31, 2020	4,977	—	3.07	2,965	3.47
Options issued	5,410	4.76	7.47	—	—
Exercised	(810)	1.70	1.77	—	—
Forfeited	(653)	6.19	6.24	—	—

Balance, December 31, 2021	8,924	—	4.64	3,036	3.93
Options issued	3,456	1.06	1.41	—	—
Exercised	(47)	1.22	1.59	—	—
Forfeited	(2,711)	3.56	3.51	—	—

Balance, December 31, 2022	9,622	—	3.03	3,709	3.74

The above noted options have expiry dates ranging from January 2023 to December 2030.
Options granted during the year ended December 31, 2022 include 100,000 options granted to non-employees (December 31, 2021 – 17,500). These options measured at the fair value of corresponding services received, rather than using the Black-Scholes option pricing model.
On June 18, 2022, Mogo modified the exercise price of 1,648,673 performance-based options and 230,559 outstanding options previously granted to its employees ranging between $3.61 and $4.42 to $1.11. During the year ended December 31, 2022, the incremental modification expense arising from the repricing of these options was $127.
On March 31, 2022, Mogo modified the exercise price of 1,714,655 outstanding options previously granted to its employees at $5.56 to $3.61. During the year ended December 31, 2022, the incremental modification expense arising from the repricing of these options was $130.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

27.	Equity (Continued from previous page)

(c)	Options (Continued from previous page)

Options granted during the year ended December 31, 2021 include 1,260,000 performance-based options granted to employees where vesting of these options is dependent on certain performance criteria being met and 366,343 replacement awards of the Company issued to employees of Moka in connection with the acquisition of Moka.
On December 23, 2021, Mogo modified the exercise price of 1,413,282 outstanding options previously granted to its employees to $4.42. During the year ended December 31, 2021, the incremental modification expense arising from the repricing of these options was $530.
With the exception of performance-based stock options, the fair value of each option granted was estimated using the Black-Scholes option pricing model with the following assumptions:

Year ended
	December 31, 2022	December 31, 2021
Risk-free interest rate	1.73 - 3.41%	0.58 - 1.46%
Expected life	5 years	5 years
Expected volatility in market price of shares	87 - 91%	84 - 87%
Expected dividend yield	0%	0%
Expected forfeiture rate	0% - 15%	0% - 15%

These options generally vest either immediately or monthly over a three-to-four-year period.
On September 30, 2021, the Company granted performance-based stock options that vest monthly over a two-year period starting on January 1, 2022. Vesting of these options is dependent on certain performance criteria being met.
Total stock-based compensation costs related to options and RSUs for the year ended December 31, 2022 was $8,604 (December 31, 2021 – $10,838).

(d)	RSUs
RSUs are granted to executives and other key employees. The fair value of an RSU at the grant date is equal to the market value of one Common Share. Executives and other key employees are granted a specific number of RSUs for a given performance period based on their position and level of contribution. RSUs vest fully after three years of continuous employment from the date of grant and, in certain cases, if performance objectives are met as determined by the Board. The maximum number of Common Shares which may be made subject to issuance under RSUs awarded under the RSU Plan is 500,000.
The details of RSUs outstanding are as follows:

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

27.	Equity (Continued from previous page)

Number of RSUs (000s)

Balance, December 31, 2020	77
Converted	(30)
Expired	(5)

Balance, December 31, 2021	42
Converted	(40)
Expired	—

Balance, December 31, 2022	2

(e)	Warrants

	Warrants outstanding (000s)	Weighted average exercise price $	Warrants exercisable (000s)	Weighted average exercise price $
Balance, December 31, 2020	5,035	1.80	4,386	1.88
Warrants issued	573	11.25	—	—
Warrants exercised	(3,618)	1.76	—	—

Balance, December 31, 2021	1,990	4.60	1,757	5.04
Warrants issued	—	—	—	—
Warrants exercised	—	—	—	—
Warrants expired	—	—	—	—

Balance, December 31, 2022	1,990	4.60	1,874	4.80

The 1,990,231 warrants outstanding noted above have expiry dates ranging from January 2023 to June 2025, and do not include the stock warrants accounted for as a derivative financial liability discussed in Note 14.
On October 7, 2020, Mogo issued 4,479,392 Debenture Warrants to its debenture holders in connection with the debenture amendments approved on September 30, 2020, at an exercise price of $2.03 per Common Share. The Debenture Warrants were exercisable at any time until January 3, 2023. As at December 31, 2022, 3,295,427 Debenture Warrants were exercised and converted into Common Shares. There were 1,183,965 Debenture Warrants outstanding on December 31, 2022 (December 31, 2021 – 1,184,015). The remaining 1,183,965 Debenture Warrants expired unexercised on January 3, 2023. During the year ended December 31, 2022, 50 Debenture Warrants were exercised into Common Shares (December 31, 2021 – 3,617,737) resulting in $0.1 cash proceeds (December 31, 2021 – $6,375).
In connection with a marketing collaboration agreement with Postmedia Network Inc. (“Postmedia”) dated January 25, 2016 and amended on January 1, 2018 and January 1, 2020 effective until December 31, 2022, Mogo issued Postmedia a total of 1,546,120 warrants, of which 1,312,787 have been exercised by December 31, 2022 for cash proceeds of $1,696. 233,333 warrants remain outstanding as at December 31, 2022 with 116,667 having vested and the remaining 116,667 vesting on February 24, 2023. The warrants remain exercisable until August 24, 2023 subject to an earlier liquidation event. Subsequent to an amendment entered into on June 3, 2020, the exercise price of the warrants was reduced to $1.292. Under the marketing collaboration agreement, Postmedia also receive
d
a quarterly payment of $263.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

27.	Equity (Continued from previous page)

(e)	Warrants (Continued from previous page)

S
ubsequent to December 31, 2022, the Company and Postmedia extended the term of this agreement to December 31, 2024 and terminated the quarterly payments of $263 effective January 1, 2023. In connection with the contract extension, the Company will issue Postmedia an additional 267,000 warrants with an exercise price and expiry date subject to TSX approval.
Durin
g the year ended December 31, 2021, the Company also issued 572,883 warrants to purchase Common Shares with exercise prices ranging from USD $5.63 to USD $12.63 per warrant in connection with broker services rendered on offerings during the period. As at December 31, 2022, these warrants remain outstanding and exercisable. These warrants have expiry dates ranging from February 2024 to June 2025.
The fair value of the warrants outstanding was determined upon issuance and estimated using the Black-Scholes option pricing model with the following assumptions:

Year ended
December 31, 2021
Risk-free interest rate	0.25% - 0.95%
Expected life	3 - 3.5 years
Expected volatility in market price of shares	93% - 102%
Expected dividend yield	0%
Expected forfeiture rate	0%

Warrants issued to investors are denominated in a currency other than the functional currency of the Company therefore do not meet the definition of an equity instrument and are classified as derivative financial liabilities. Refer to Note 14 for more details.

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

28.	Related party transactions
Related party transactions during the year ended December 31, 2022, include transactions with debenture holders that incur interest. The related party debentures balance as at December 31, 2022, totaled $306 (December 31, 2021 – $322). The debentures bear annual coupon interest of 8.0% (December 31, 2021 – 8.0%) with interest expense for the year ended December 31, 2022, totaling $25 (December 31, 2021 – $26). The related parties involved in such transactions include Company shareholders, officers, directors, and management, close members of their families, or entities which are directly or indirectly controlled by close members of their families. The debentures are ongoing contractual obligations that are used to fund our corporate and operational activities.
In the year ended December 31, 2022, the Company incurred $
188
 of sponsorship expenses (December 31, 2021 – $
153
) with a company owned by a director of
Mogo. In the year ended December 31, 2022, the Company incurred $
142
 of recruiting fees (December 31, 2021 – $
54
) with a recruiting firm owned by the spouse of a director of Mogo.
On
June 30, 2021, the Company acquired 1,300,000 common shares of Tetra Trust Company from its associate Coinsquare Ltd. (“Coinsquare”) for $1,300. As at December 31, 2022, this investment is valued at $1,300 and is recorded within the investment portfolio (December 31, 2021 – $1,300). This related party transaction was made on terms equivalent to those that prevail in arm’s length transactions.
Key management personnel
Key management personnel (“KMP”) are those persons having authority and responsibility for planning, directing, and controlling the activities of the entity, directly or indirectly. KMP consist of directors and executive officers of the Company.
During the year ended December 31, 2022, KMP were granted 2,419,482 stock options with a fair value of $2,553 at the grant date (December 31, 2021 – 1,260,000 stock options with a fair value of $3,651 at the grant date).

Aggregate compensation of KMP recorded as expenses in the consolidated statement of operations and comprehensive income (loss) during the year consisted of:

	Year ended
	December 31, 2022	December 31, 2021
Salary and short – term benefits	2,192	1,529
Stock-based compensation	3,129	2,616
Termination benefits	1,224	—

	6,545	4,145

Mogo Inc.
Notes to the Consolidated Financial Statements
(Expressed in thousands of Canadian dollars, except per share amounts)
For the years ended December 31, 2022 and 2021

29.	Cash flow changes from financing activities
Details of changes in financing activities for the year ended December 31, 2022 are as follows:

			Non-cash changes
	January 1, 2022	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2022
Share capital	392,628	(1,558)	173	—	—	391,243
Lease liability	3,948	(668)	—	—	—	3,280
Credit facility	44,983	1,197	—	—	—	46,180
Debentures	39,794	(2,050)	—	429	93	38,266

Total	481,353	(3,079)	173	429	93	478,969

Details of changes in financing activities for the year ended December 31, 2021 are as follows:

			Non-cash changes
	January 1, 2021	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2021
Share capital	106,730	121,238	164,660	—	—	392,628
Lease liability	4,336	(660)	272	—	—	3,948
Credit facility	37,644	7,339	—	—	—	44,983
Debentures	40,658	(2,053)	(49)	(14)	1,252	39,794
Convertible debentures	8,751	—	(8,751)	—	—	—

Total	198,119	125,864	156,132	(14)	1,252	481,353

Details of changes in financing activities for the year ended December 31, 2020 are as follows:

			Non-cash changes
	January 1, 2020	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2020
Share capital	94,500	2,568	9,662	—	—	106,730
Lease liability	5,208	(444)	(428)	—	—	4,336
Credit facility	76,472	(39,050)	—	—	222	37,644
Debentures	44,039	(399)	(3,175)	(116)	309	40,658
Convertible debentures	12,373	—	(4,265)	—	643	8,751

Total	232,592	(37,325)	1,794	(116)	1,174	198,119